Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BETWEEN
INVESTORS BANCORP, INC., A DELAWARE CORPORATION
AND
GOLD COAST BANCORP, INC., A NEW YORK CORPORATION

DATED AS OF JULY 24, 2019

TABLE OF CONTENTS

ARTICLE I	THE MERGER 1

Section 1.01	The Merger. 1

Section 1.02	Closing, Closing Date, Determination Date and Effective Time. 2

Section 1.03	Effect of the Merger. 2

Section 1.04	Conversion of Company Common Stock. 3

Section 1.05	Election and Proration. 4

Section 1.06	Exchange Agent. 6

Section 1.07	Stock Awards. 7

Section 1.08	Parent Common Stock. 7

Section 1.09	Certificate of Incorporation. 8

Section 1.10	By-Laws. 8

Section 1.11	Directors and Officers of the Surviving Corporation. 8

Section 1.12	Tax Consequences. 8

Section 1.13	Withholding Rights. 8

Section 1.14	The Bank Merger. 8

Section 1.15	Dissenters’ Rights. 9

Section 1.16	Restructure of Transaction. 10

Section 1.17	Additional Actions. 10

ARTICLE II	EXCHANGE OF SHARES 10

Section 2.01	Parent to Make Shares and Cash Available. 10

Section 2.02	Exchange of Shares. 11

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 12

Section 3.01	Corporate Organization. 13

Section 3.02	Capitalization. 14

Section 3.03	Authority; No Violation. 15

Section 3.04	Consents and Approvals. 16

Section 3.05	Reports. 17

Section 3.06	Financial Statements. 19

Section 3.07	Broker’s and Other Fees. 20

Section 3.08	Absence of Certain Changes or Events. 20

Section 3.09	Legal Proceedings. 22

Section 3.10	Taxes. 22

Section 3.11	Employee Benefits; Labor and Employment Matters. 25

Section 3.12	Company Information. 30

Section 3.13	Compliance with Applicable Law. 31

Section 3.14	Certain Contracts. 32

Section 3.15	Agreements with Regulatory Agencies. 33

Section 3.16	Properties and Insurance. 33

Section 3.17	Environmental Matters. 36

Section 3.18	Opinion. 38

Section 3.19	Indemnification. 38

Section 3.20	Loan Portfolio. 39

Section 3.21	Reorganization. 41

i

Section 3.22	Anti-takeover Provisions Inapplicable. 41

Section 3.23	Investment Securities; Borrowings; Deposits. 41

Section 3.24	Vote Required. 42

Section 3.25	Intellectual Property; Information Security. 42

Section 3.26	Prior Regulatory Applications. 44

Section 3.27	Interest Rate Risk Management Instruments. 44

Section 3.28	Regulatory Approvals. 45

Section 3.29	Registration Obligation. 45

Section 3.30	Fiduciary Accounts. 45

Section 3.31	Disclosure. 45

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT 45

Section 4.01	Corporate Organization. 45

Section 4.02	Capitalization. 46

Section 4.03	Authority; No Violation. 47

Section 4.04	Consents and Approvals. 48

Section 4.05	Reports. 48

Section 4.06	Financial Statements. 49

Section 4.07	SSEC Reports. 49

Section 4.08	Absence of Certain Changes or Events. 50

Section 4.09	Legal Proceedings. 51

Section 4.10	Parent Information. 51

Section 4.11	Compliance with Applicable Law. 51

Section 4.12	Ownership of Company Common Stock; Affiliates and Associates. 51

Section 4.13	Agreements with Regulatory Agencies. 52

Section 4.14	Reorganization. 52

Section 4.15	Regulatory Approvals. 52

Section 4.16	Loan Loss Provision. 52

Section 4.17	Community Reinvestment Act. 52

Section 4.18	Prior Regulatory Applications. 52

Section 4.19	Regulatory Capital. 53

Section 4.20	Disclosure. 53

ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS 53

Section 5.01	Covenants of the Company. 53

Section 5.02	Covenants of Parent. 58

Section 5.03	No Solicitation. 58

ARTICLE VI	ADDITIONAL AGREEMENTS 62

Section 6.01	Regulatory Matters. 62

Section 6.02	Access to Information; Board of Directors and Committee Meeting Observer Rights. 63

Section 6.03	Shareholders’ Meeting. 65

Section 6.04	Legal Conditions to Merger. 66

Section 6.05	Voting Agreements. 66

Section 6.06	Nasdaq Global Select Market Listing. 66

Section 6.07	Employee Benefit Plans; Existing Agreements. 66

    ii

Section 6.08	Indemnification. 68

Section 6.09	Additional Arrangements. 70

Section 6.10	Employee Severance and other Employment Matters. 71

Section 6.11	Notification of Certain Matters. 72

Section 6.12	Certain Matters, Certain Revaluations, Changes and Adjustments. 72

Section 6.13	Other Policies. 72

Section 6.14	Failure to Fulfill Conditions. 73

Section 6.15	Transaction Expenses of the Company. 73

Section 6.16	Pre-Closing Delivery of Financial Statements. 73

Section 6.17	Tax Treatment. 73

Section 6.18	Payment of Retention Bonuses. 74

Section 6.19	Shareholder Litigation. 74

Section 6.20	No Control Over Other Party’s Business. 74

Section 6.21	Advisory Board. 74

Section 6.22	Parent’s Bank Charitable Foundation. 75

Section 6.23	Assumption of Subordinated Notes. 75

Section 6.24	Further Assurances. 75

ARTICLE VII	CONDITIONS PRECEDENT 76

Section 7.01	Conditions to Each Party’s Obligations Under this Agreement. 76

Section 7.02	Conditions to the Obligations of Parent Under this Agreement. 77

Section 7.03	Conditions to the Obligations of the Company Under this Agreement. 78

ARTICLE VIII	TERMINATION AND AMENDMENT 78

Section 8.01	Termination. 78

Section 8.02	Effect of Termination. 81

Section 8.03	Amendment. 82

Section 8.04	Extension; Waiver. 82

Section 8.05	Termination Fee; Expenses. 82

ARTICLE IX	GENERAL PROVISIONS 83

Section 9.01	Interpretation. 83

Section 9.02	Nonsurvival of Representations, Warranties and Agreements. 84

Section 9.03	Expenses. 84

Section 9.04	Notices. 84

Section 9.05	Counterparts; Facsimile. 85

Section 9.06	Entire Agreement. 85

Section 9.07	Governing Law. 85

Section 9.08	Severability. 85

Section 9.09	Press Releases and Public Announcements. 86

Section 9.10	Assignment; Parties in Interest; No Third Party Beneficiaries. 86

Section 9.11	Definitions. 86

Section 9.12	Legal Proceedings; Specific Performance; No Jury Trial. 91

    iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 24, 2019, is by and between Investors Bancorp, Inc., a Delaware corporation (“Parent”), and Gold Coast Bancorp, Inc., a New York corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations” or the “Parties” or individually referred to as a “Constituent Corporation” or a “Party.” Defined terms are described in Section 9.11 of this Agreement.
RECITALS
A.    Parent desires to acquire the Company and the Company’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of the Company, Parent and their respective shareholders. The acquisition will be accomplished by (i) merging the Company with and into Parent, with Parent as the surviving corporation (the “Merger”), (ii) immediately after the Effective Time of the Merger, merging Gold Coast Bank, a New York-chartered commercial bank (the “Company’s Bank”) and a wholly-owned subsidiary of the Company, with and into Investors Bank, a New Jersey-chartered savings bank (“Parent’s Bank”) and a wholly-owned subsidiary of Parent, with Parent’s Bank as the surviving corporation, as provided in Section 1.14 of this Agreement, and (iii) the Company’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Boards of Directors of each of the Company and Parent have duly adopted and approved this Agreement and the Board of Directors of the Company has directed that this Agreement be submitted to the shareholders of the Company for approval.
B.    Following the approval of the Company’s Board of Directors of this Agreement, concurrently with the execution and delivery of this Agreement by the Parties and, as an inducement to Parent to enter into this Agreement, each of the directors of the Company has entered into a Voting Agreement dated as of the date hereof pursuant to which such directors have agreed to vote their shares of Company Common Stock in favor of the Merger and all other transactions contemplated by this Agreement.
C.     The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
THE MERGER

Section 1.01	The Merger.
Subject to the terms and conditions of this Agreement, in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) and the New York Business Corporation Law (the “BCL”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the Laws of the State of Delaware. The name of the Surviving Corporation shall continue to be Investors Bancorp, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

Section 1.02	Closing, Closing Date, Determination Date and Effective Time.
The closing of the Merger (the “Closing”) shall take place on a date determined by Parent on at least five Business Days’ prior notice (the “Closing Notice”) given to the Company, which date (the “Closing Date”) shall be not more than twenty (20) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) and shall not, in any event, be prior to January 2, 2020. The Closing shall take place by the electronic exchange of documents and signatures; provided that if Parent and the Company mutually agree to a physical closing, the Closing shall take place at the offices of Parent, located at 101 JFK Parkway, Short Hills, New Jersey 07078, or at a location otherwise agreed upon by Parent and the Company. In the Closing Notice, Parent shall specify the “Determination Date”, which date shall be the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period) and either Party has notified the other in writing that all such approvals (and waivers, if applicable) have been received. Simultaneous with or immediately following the consummation of the Closing, Parent and the Company shall cause to be filed, with the appropriate governmental agency, a certificate of merger relating to the Merger, in form and substance reasonably satisfactory to Parent and the Company and consistent with the terms of this Agreement (the “Certificate of Merger”). The Certificate of Merger shall specify the Effective Time of the Merger. For purposes of this Agreement, the term “Effective Time” shall mean (i) a date and time following the consummation of the Closing agreed to by Parent and the Company and set forth in the Certificate of Merger (which date and time the Parties currently anticipate will be the close of business on the Closing Date) or (ii) in the event that the Parties fail to specify such date and time in the Certificate of Merger, the time of the filing of the Certificate of Merger. The Merger shall be effective as of the Effective Time.

Section 1.03	Effect of the Merger.
At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Parent and the Company and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Parent and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Parent and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Parent and the Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Parent or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Parent or the Company if the Merger had not occurred.

Section 1.04	Conversion of Company Common Stock.
(a)    At the Effective Time, subject to the other provisions of this Section 1.04 and Section 2.02(e) and Section 8.01(k) of this Agreement, each share of the Company’s common stock, $0.01 par value per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company’s treasury and (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)), shall by virtue of this Agreement and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into, subject to the limitations set forth in this Agreement, the right to receive, at the election of the holder thereof as provided in Section 1.05 either (i) $15.75 in cash, without interest (the “Cash Consideration”); (ii) 1.422 shares of the common stock, $0.01 par value per share, of Parent (“Parent Common Stock”) (such number of shares of Parent Common Stock, the “Per Share Common Stock Consideration” and the ratio of such number to one, the “Exchange Ratio”) or (iii) a combination of Cash Consideration and Parent Common Stock.
(b)    At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.
(c)    On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) shall cease to have any rights as shareholders of the Company, except the right to receive merger consideration for each such share held by them. The consideration which any holder of Company Common Stock is entitled to receive pursuant to this Article I is referred to herein as “Merger Consideration”.
The consideration which all of the Company’s shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration”.
(d)    Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, merger or consolidation or a stock dividend declared thereon with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio and the securities to be received by the Company’s shareholders.

Section 1.05	Election and Proration.
(a)    The holders of Company Common Stock may elect to receive shares of Parent Common Stock (“Stock Consideration”) or Cash Consideration (in either case without interest) in exchange for their shares of Company Common Stock in accordance with the following procedures, provided that, in the aggregate, 50% of the total number of shares of Company Common Stock issued and outstanding at the Effective Time, but excluding any treasury stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of Company Common Stock shall be converted into the Cash Consideration. Shares of Company Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” Solely for purposes of applying the election and proration procedures of this Section 1.05, any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of Parent Common Stock with respect to such shares, except for Dissenting Shares that are required to be treated as Non-Election Shares pursuant to Section 1.15 hereof.
(b)    An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as the Company and Parent shall mutually agree (“Election Form”), shall be mailed not less than 20 Business Days but not more than 40 Business Days prior to the anticipated Effective Time or on such earlier date as the Company and Parent shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of five Business Days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 1.05, (i) to elect to receive the Cash Consideration for all of the shares of Company Common Stock held by such holder (a “Cash Election”), in accordance with Section 1.04(a), (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 1.04(a), (iii) to elect to receive the Stock Consideration for a part of such holder’s Company Common Stock and the Cash Consideration for the remaining part of such holder’s Company Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Parent Common Stock for such shares (a “Non-Election”). A holder of record of shares of Company Common Stock who holds such shares as nominee, trustee or in another representative capacity may submit multiple Election Forms, provided that each such Election Form covers all the shares of Company Common Stock held by such nominee, trustee or other such representative for a particular beneficial owner. Any shares of Company Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. Solely for purposes of applying the election and proration procedures of this Section 1.05, all Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Parent Common Stock, except for Dissenting Shares that are required to be treated as Non-Election Shares pursuant to Section 1.15 hereof.
(c)    To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a shareholder of the Company either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of Company Common Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Parent shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.
(d)    If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Subsection (f) of this Section 1.05, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.
(e)    If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner: (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Subsection (f) of this Section 1.05, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Subsection (f) of this Section 1.05, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.
(f)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive a fractional share of Parent Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Parent Common Stock as reported on the Nasdaq Global Select Market (as reported in an authoritative source chosen by Parent) for the five consecutive full trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Company Common Stock owned by a Company shareholder shall be combined so as to calculate the maximum number of whole shares of Parent Common Stock issuable to such Company shareholder.

Section 1.06	Exchange Agent.
The Parent hereby appoints Computershare (or such other transfer agent as Parent shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Company Common Stock hereunder.

Section 1.07	Stock Awards.
All outstanding options that may be exercised for shares of Company Common Stock (whether or not vested) (each, a “Stock Option” and collectively the “Stock Options”) are described in Section 3.02(a) of the Company Disclosure Schedule and are governed by plans referenced in Section 3.02(a) of the Company Disclosure Schedule (collectively, the “Company Stock

Compensation Plans”) and the agreements pursuant to which such Stock Options were granted (each, an “Option Grant Agreement”). The Stock Options represent the right to purchase Company Common Stock and not the capital stock of the Company’s Bank or any other Subsidiary of the Company. True and complete copies of the Company Stock Compensation Plans and each Option Grant Agreement relating to outstanding Stock Options have been delivered to Parent’s counsel. Prior to the Closing, the Company’s Board of Directors shall take all actions necessary such that all Company Stock Compensation Plans and the underlying Option Grant Agreements shall terminate immediately prior to the Effective Time and all Stock Options that are outstanding immediately prior to the Effective Time (“Old Stock Options”) shall fully vest, and either be forfeited immediately prior to the Effective Time for no consideration or, if the holders thereof execute and deliver prior to the Effective Time an option cancellation agreement in form and substance reasonably satisfactory to Parent, cancelled in exchange for a payment to be made by Parent (or at the request of Parent, by Company) to any such holder promptly after the later of the Effective Time and Parent’s receipt of such holder’s option cancellation agreement and cancelled Old Stock Option, such payment to be in an amount equal to the Option Cancellation Amount. For purposes of this Agreement, the term “Option Cancellation Amount” shall mean, for an Old Stock Option, an amount equal to the product of (i) the number of shares of Company Common Stock covered by such Old Stock Option immediately prior to the Effective Time and (ii) the amount by which the Cash Consideration exceeds the exercise price of such Old Stock Option. With respect to each Old Stock Option the per share exercise price of which is greater than or equal to the Cash Consideration, the holder thereof shall not be entitled to receive the Option Cancellation Amount with respect to such Old Stock Option and, immediately prior to the Effective Time, such Old Stock Option shall be canceled without any payment made in exchange therefor. The Option Cancellation Amount shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding Taxes.

Section 1.08	Parent Common Stock.
Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.04 of this Agreement, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

Section 1.09	Certificate of Incorporation.
At the Effective Time, the certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

Section 1.10	By-Laws.
At the Effective Time, the by-laws of Parent, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

Section 1.11	Directors and Officers of the Surviving Corporation.
(a)    The directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
(b)    The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

Section 1.12	Tax Consequences.
It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

Section 1.13	Withholding Rights.
Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock and Old Stock Options, the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock and Old Stock Options in respect of which such deduction and withholding was made by Parent.

Section 1.14	The Bank Merger.
Immediately following the Effective Time, the Company’s Bank shall be merged with and into Parent’s Bank (the “Bank Merger”) in accordance with the provisions of the Bank Merger Act and, to the extent applicable, the New Jersey Banking Law and the New York Banking Law, as amended, and the regulations of the New Jersey Department and the New York State Department of Financial Services (the “DFS”), and Parent’s Bank shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of the Company’s Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Company’s Bank and Parent’s Bank and all of the property, rights, privileges, powers and franchises of each of the Company’s Bank and Parent’s Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Company’s Bank and Parent’s Bank and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and by-laws of Parent’s Bank shall become the certificate of incorporation and by-laws of the Surviving Bank, the officers and employees of Parent’s Bank and the officers and employees of the Company’s Bank shall be the officers and employees of the Surviving Bank with such modifications as the Board of Directors of Parent’s Bank shall determine, and the directors of Parent’s Bank shall be the directors of the Surviving Bank. The Company and Parent shall cause the Company’s Bank and Parent’s Bank to execute and deliver a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A annexed hereto, for delivery to the FDIC, the New Jersey Department and the DFS for approval of the Bank Merger.

Section 1.15	Dissenters’ Rights.
Notwithstanding any other provision hereof, each outstanding share of Company Common Stock, the holder of which has perfected such holder’s right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. The Company shall give Parent prompt notice upon receipt by the Company of any such demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Parent shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation or Parent. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to such payment at or prior to the Effective Time, such holder’s shares of Company Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to such payment after the Effective Time or the Election Deadline, each share of Company Common Stock of such holder shall be treated as Non-Election Shares in accordance with Section 1.05.

Section 1.16	Restructure of Transaction.
Parent shall have the right to revise the structure of the Merger, at any time prior to the mailing of the Proxy Statement, in order to achieve tax benefits or for any other reason, including for its internal accounting purposes, which Parent may deem advisable and Parent shall have the right to revise the structure of the Bank Merger or to delay the closing of the Bank Merger or to determine not to complete the Bank Merger at any time; provided, however, that Parent shall not have the right, without the approval of the Board of Directors of the Company and, if and to the extent required by applicable Law, the holders of Company Common Stock, to make any revision that (i) would change the amount or type of the Merger Consideration to which the holders of shares of Company Common Stock are entitled (as determined in the manner provided in Sections 1.04 and 1.07), (ii) would materially delay or jeopardize receipt of the approval of the Merger by any applicable governmental or regulatory (banking or otherwise) authority, or (iii) could reasonably be expected to adversely impact the tax consequences arising from the transactions contemplated by this Agreement to any holders of Company Common Stock. Parent may exercise this right of revision by giving written notice to the Company in the manner provided in Section 9.04 of this Agreement, which notice shall include a form of an amendment to this Agreement or a form of an Amended and Restated Agreement and Plan of Merger which, in either case, shall not be required to be executed by any of the Parties, and shall include a certification by an executive officer of Parent that such revision complies with the terms and conditions of this Section 1.16.

Section 1.17	Additional Actions.
If, at any time after the Effective Time, Parent or Parent’s Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Parent or Parent’s Bank its right, title and interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the purposes of this Agreement, the Company and its officers and directors shall be deemed to have granted to Parent and Parent’s Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Parent or Parent’s Bank, its right, title or interest in, to or under any of the rights, properties or assets of the Company or (ii) otherwise carry out the purposes of this Agreement, and the officers and directors of Parent and Parent’s Bank are authorized in the name of the Company or otherwise to take any and all such action.
ARTICLE II
EXCHANGE OF SHARES

Section 2.01	Parent to Make Shares and Cash Available.
At or prior to the Effective Time and after the Election Deadline, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock or, at Parent’s option, evidence of shares in book entry form, and cash in an amount sufficient to cover the Aggregate Merger Consideration (including the estimated amount of cash to be paid in lieu of fractional shares of Company Common Stock) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.04 of this Agreement and paid pursuant to Section 2.02(a) of this Agreement in exchange for outstanding shares of Company Common Stock.

Section 2.02	Exchange of Shares.
(a)    As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificates with an Election Form, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such former holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (including cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.
(b)    No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.
(c)    If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I of this Agreement and this Article II.
(e)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying such fractional interest by the Parent Common Stock Average Price. All shares of Company Common Stock held by any such former shareholder immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

(f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of any Merger Consideration, including cash in lieu of fractional shares, and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property Laws, escheat Laws and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(g)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, including cash in lieu of fractional shares, deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
References herein to the “Company Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III, Article V and Article VI, dated as of the date hereof and referenced to the applicable specific sections and subsections of Article III, Article V and Article VI, of this Agreement, which have been delivered on the date hereof by the Company to Parent. When used herein, the terms “delivered to” or “made available to “ includes providing access to through online or other electronic means. Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

Section 3.01	Corporate Organization.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Copies of the certificate of incorporation and by-laws of the Company have previously been delivered to Parent’s counsel; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.
(b)    The Company’s Bank is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New York. The deposit accounts of the Company’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or, to the Knowledge of the Company, has any such termination or revocation been threatened. Each of the Company’s Bank’s Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company’s Bank’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company’s Bank. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of the Company’s Bank have previously been made available to Parent; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.
(c)    The minute books of the Company and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2015 (or since the date of formation with respect to any such entity formed on or after December 31, 2015) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to Parent’s counsel.
(d)    Except as set forth in Section 3.01(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by the Company’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 3.01(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which the Company’s Bank holds pursuant to satisfaction of obligations due to the Company’s Bank and which are disclosed in Section 3.01(d) of the Company Disclosure Schedule.

Section 3.02	Capitalization.
(a)    The authorized capital stock of the Company consists, and at Closing will consist, solely of 10,000,000 shares of Company Common Stock. As of the date hereof, there were 3,934,054 shares of Company Common Stock outstanding, and no shares of Company Common Stock held by the Company as treasury stock. To the Knowledge of the Company, except as set forth on Section 3.02(a) of the Company Disclosure Schedule, no Person is the beneficial owner

(as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Company Common Stock. As of the date hereof, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding Stock Options or otherwise except for such shares of Company Common Stock reserved for issuance pursuant to the Company Stock Compensation Plans and described in Section 3.02(a) of the Company Disclosure Schedule. All statements made in Section 1.07 of this Agreement regarding the outstanding Stock Options are accurate, and the treatment of Old Stock Options as set forth in Section 1.07 of this Agreement is permitted under the current terms of the Company Stock Compensation Plans and Option Grant Agreements. Section 3.02(a) of the Company Disclosure Schedule sets forth with respect to each outstanding Stock Option: the name of the holder, the number of shares of Company Common Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date, the Company Stock Compensation Plan under which such Stock Option was granted and whether such Stock Option constitutes an incentive stock option under the Code. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.02(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company.
(b)    Section 3.02(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Except as otherwise set forth in Section 3.02(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiary, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary. Assuming compliance by the Company and Parent with Section 1.07 of this Agreement, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on the Company or any of its Subsidiaries. The authorized capital stock of the Company’s Bank consists of 4,350,000 shares of common stock, $4.00 par value per share, of which 3,931,634 shares of the Company’s Bank’s stock are outstanding and are owned by the Company.
(c)    The Company Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of the Company and the Company’s shareholders. With respect to each grant of Stock Options, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements. The Company has not granted, and there is no and has been no Company policy or practice to grant, any Stock Options prior to, or otherwise coordinated the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its financial results or prospects. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries. To the extent that any Stock Options previously represented the right to purchase capital stock of the Company’s Bank, (i) such Stock Options were transferred to the Company in compliance with all applicable laws (including, without limitation, Sections 409A and 422 of the Code) and the terms of the applicable Company Stock Compensation Plan, and (ii) the Company has provided to Parent’s counsel a copy of all corporate action taken to effectuate such transfer. Other than with respect to the Company’s Bank, there has never been a stock option granted with respect to the capital stock of any Subsidiary.
(d)    Except as disclosed in Section 3.02(d) of the Company Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of the Company are issued or outstanding.

Section 3.03	Authority; No Violation.
(a)    The Company has full corporate power and authority to execute and deliver this Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.04 of this Agreement and (y) the approval of the holders of the Company Common Stock as contemplated herein, to consummate the transactions contemplated hereby and the Company’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.04 of this Agreement, to consummate the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, the Company’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the holders of the Company Common Stock for approval at the Company Shareholders’ Meeting and (iv) resolved to recommend that the holders of the Company Common Stock approve the Merger and this Agreement at the Company Shareholders’ Meeting (the “Company Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The execution and delivery of the Bank Merger Agreement have been duly and validly approved by the Board of

Directors of the Company’s Bank. Except for the adoption of this Agreement by the requisite vote of the holders of the Company Common Stock, no other corporate proceedings on the part of the Company or the Company’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.
(b)    Neither the execution and delivery of this Agreement by the Company or the execution and delivery of the Bank Merger Agreement by the Company’s Bank, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Company’s Bank of the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof, or compliance by the Company with any of the terms or provisions hereof or compliance by the Company’s Bank with any of the terms or provisions of the Bank Merger Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.04 of this Agreement are duly obtained and except as set forth in Section 3.03(b) of the Company Disclosure Schedule, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company.

Section 3.04	Consents and Approvals.
Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “FRB”) and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and the DFS and approval of such applications and notices, (d) the filing with and declaration of effectiveness by the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 (the “S-4”) in which the proxy statement in definitive form relating to the meeting of the holders of the Company Common Stock to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) will be included as a proxy statement and prospectus, (e) the approval of this Agreement and the Merger by the requisite vote of the holders of the Company Common Stock, (f) the filing of the Certificate of Merger with the Secretaries of State of the States of Delaware pursuant to the DGCL and of New York pursuant to the BCL, (g) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (h) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (i) such consents, authorizations or approvals as shall be required under the Environmental Laws and (j) such other filings, authorizations or approvals as may be set forth in Section 3.04 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary on behalf of the Company or the Company’s Bank in connection with (1) the execution and delivery by the Company of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Company’s Bank of the Bank Merger Agreement and (4) the consummation by the Company’s Bank of the Bank Merger and the other transactions contemplated thereby.

Section 3.05	Reports.
(a)    The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto (such reports, registrations and statements, together with all exhibits thereto, collectively, the “Company Regulatory Reports”), that they were required to file since December 31, 2015 with (i) the FRB, (ii) the DFS, (iii) the FDIC and (iv) any other Governmental Entity that regulates the Company or any of its Subsidiaries (collectively with the FRB, the DFS and the FDIC, the “Company Regulatory Agencies” and, each, a “Company Regulatory Agency”), and have paid all fees and due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.05(a) of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2015, the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any Company Regulatory Reports relating to any examinations of the Company or any of its Subsidiaries, the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. The Company has provided or made available to Parent and its counsel copies of all of the Company Regulatory Reports that it may provide consistent with applicable Law. As of their respective dates or as subsequently amended prior to the date hereof, each of the Company Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable Laws. The financial information contained in the Company Regulatory Reports complied with all accounting principles and pronouncements adopted by the Financial Accounting Standards Board applicable thereto.

(b)    The Company has not registered, and has not been required to register, any shares of its capital stock under the Securities Act of 1933, as amended (the “Securities Act”). The Company currently has no shares of its capital stock registered, and is not required to register, any shares of its capital stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has not filed, or been required to file, with the SEC under the Securities Act or the Exchange Act any reports, schedules, registration statements, prospectuses or other documents, other than a Notice of an Exempt Offering of Securities under the SEC’s Regulation D. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. All offers and sales of capital stock or debt instruments of Company by Company (including offers and sales pursuant to the Company Stock Compensation Plans) were at all relevant times exempt from the registration requirements of the Securities Act and any applicable state securities Laws.
(c)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure to the Company Regulatory Agencies.
(d)    Management of the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company’s management has not performed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or against the 2013 framework establish by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), but the Company has no reason to believe that, if required, such assessment would result in the identification of any material weaknesses or significant deficiencies in the Company’s internal accounting controls.
(e)    Except as set forth in Section 3.05(e) of the Company Disclosure Schedule, since January 1, 2016, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any member of the Company’s Board of Directors or executive officer of the Company or any of its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

Section 3.06	Financial Statements.
(a)    The Company has previously made available to Parent copies of (i) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2017 and 2018, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2016, 2017, and 2018, accompanied by the audit report (or reports) of Crowe LLP (the “Accounting Firm”), independent public accountants with respect to the Company, (ii) the notes related thereto, (iii) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of March 31, 2019 and the related unaudited consolidated statements of income for the three months ended March 31, 2018 and 2019 and (iv) the notes, if any, related thereto (collectively, the “Company Financial Statements”). The consolidated statements of financial condition of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods therein set forth; and each of the Company Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.
(b)    Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of March 31, 2019, neither the Company nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since March 31, 2019, neither the Company nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.
(c)    Since March 31, 2019, there has not been any material change in the internal controls utilized by the Company to assure that its consolidated financial statements conform with GAAP. The Company is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in such internal controls.
(d)    The Accounting Firm is and has been throughout the periods covered by the Company Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (y) “independent” with respect to the Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. Section 3.06(d) of the Company Disclosure Schedule lists all non-

audit services performed by the Accounting Firm (or any other of its then independent public accountants) for the Company and its Subsidiaries since January 1, 2016. The Accounting Firm has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accounts of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.07	Broker’s and Other Fees.
Other than as set forth in Section 3.07 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, (a) Keefe, Bruyette & Woods, A Stifel Company (“KBW”) in accordance with the terms of a letter agreement between KBW and the Company, a true and complete copy of which has previously been delivered by the Company to Parent’s counsel, and (b) Boenning & Scattergood, Inc. (“Boenning”; each of Boenning and KBW, the “Advisory Firm”) in accordance with the terms of a letter agreement between Boenning and the Company, a true and complete copy of which has previously been delivered by the Company to Parent’s counsel. Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.07 of the Company Disclosure Schedule) and the fees payable to each Advisory Firm (as set forth in the above-mentioned letter agreements), there are no fees payable by the Company or its Subsidiaries to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by the Company or any of its Subsidiaries.

Section 3.08	Absence of Certain Changes or Events.
(a)    Except as set forth in Section 3.08(a) of the Company Disclosure Schedule, since December 31, 2018, the Company and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business.
(b)    Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, since December 31, 2018, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director (except increases in the Ordinary Course of Business made and effective on or before March 31, 2019 which have previously been disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving the Company or any of the Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, amended or terminated, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Company Benefit Plan or other employee benefit plan, program or arrangement.
(c)    Except as set forth in Section 3.08(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.01 of this Agreement between December 31, 2018 and the date hereof and, during that period, the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business.
(d)    Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.08(d) of the Company Disclosure Schedule, since December 31, 2018, there has not been:
(i)    any change or development or combination of changes or developments which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, or materially adversely affect the consummation of the Merger and other transactions contemplated by this Agreement,
(ii)    any grant, award or issuance of Stock Options (in any event, identifying in Section 3.08(d) of the Company Disclosure Schedule the name of the optionee, the issue date, exercise price and vesting schedule, as applicable, for grants, awards or issuances since December 31, 2018) or amendment or modification to the terms of any Stock Option, Option Grant Agreement or Company Stock Compensation Plan,
(iii)    any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock,
(iv)    any split, combination or reclassification of any of the Company’s capital stock,
(v)    any issuance or the authorization of any issuance of any shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Stock Options awarded prior to the date hereof in accordance with their original terms,
(vi)    except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,
(vii)    any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Company or its Subsidiaries,
(viii)    any material change in the investment policies or practices of the Company or any of its Subsidiaries,

(ix)    any material change in the credit policies or procedures of the Company’s Bank, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, or
(x)    any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.09	Legal Proceedings.
(a)    Except as set forth in Section 3.09(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement and the Company is not aware of any facts that reasonably could be expected to be the basis for any such proceeding, claim, action or investigation.
(b)    Except as set forth in Section 3.09(b) of the Company Disclosure Schedule, there is no Order imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

Section 3.10	Taxes.
(a)    Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (i) the Company and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) the Company and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Company Financial Statements. The unpaid Taxes of the Company and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Company Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Tax Returns of the Company and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Company Financial Statements. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, there are no current, pending or, to the Knowledge of the Company, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received (i) a request for information related to Tax matters, (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries or (iii) any private letter ruling from the IRS (or any comparable ruling from any other taxing authority). The Company has made available to Parent true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by the Company or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2011. There are no material Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(b)    Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any Person other than the Company and its Subsidiaries,(iii) has issued or assumed any obligation under Section 279 of the Code, any applicable high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), (vi) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, (vii) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(l) of the Code and Treasury Regulation Section 1.6011-4(b).
(c)    No officer, director, employee or contractor (or former officer, director, employee or contractor) of the Company or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from the Company or any of its Subsidiaries or from Parent or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d)    Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Company Disclosure Schedule. The terms of each of the Company’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance) and no such nonqualified deferred compensation plan has been materially modified within the meaning of Code Section 409A (and associated U.S. Treasury Department guidance). Each Stock Option has (and has always had) an exercise price that equals or exceeds the fair market value of a share of Company Common Stock as of the date of grant of such Stock Option (and as of any later modification thereof within the meaning of Section 409A of the Code), and the Company has never granted a stock option or stock appreciation right the per share exercise price of which was less than the fair market value per share of Company Common Stock subject to such option on the date of grant.
(e)    Neither the Company nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither the Company nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.
(f)    Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.
(g)    Except as set forth in Section 3.10(g) of the Company Disclosure Schedule (i) the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) the Company and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis.

(h)    For the purposes of this Agreement, (i) the term “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax (withholding, backup withholding, employment insurance, workers’ compensation, paid family leave or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

Section 3.11	Employee Benefits; Labor and Employment Matters.
(a)    Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability (whether current or contingent) under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Company Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Company Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Company Pension Plans and the Company Welfare Plans, the “Company Benefit Plans”). Neither the Company, any Subsidiary, nor any of their respective ERISA Affiliates (i) has ever established, maintained, sponsored, participated in, contributed to, or otherwise had any liability with respect to, any (i) plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA nor (ii) any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Company Benefit Plan is or was, and neither the Company, any Subsidiary nor any of their respective ERISA Affiliates has ever had any liability with respect to, a multiple employer plan as defined in Section 210 of ERISA. As used herein, “ERISA Affiliate” means (i) any entity required to be aggregated with the Company or any Subsidiary of the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, and (ii) any other entity whose assets and/or liabilities the Company or any Subsidiary thereof has assumed or acquired.

(b)    The Company has delivered to Parent’s counsel true and complete copies of each of the following with respect to each of the Company Benefit Plans: (i) each Company Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications and correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any Company Benefit Plan; (vii) all material written contracts relating to each Company Benefit Plan, including fidelity or ERISA bonds and administrative service agreements; (viii) all communications material to any employee or group of employees relating to any Company Benefit Plan and any proposed Company Benefit Plans; and (ix) the three most recent nondiscrimination tests as applicable to each Company Benefit Plan.
(c)    Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, at December 31, 2018, the fair value of plan assets of each Company Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Company Financial Statements for the year ended December 31, 2018.
(d)    All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Company Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries.
(e)    No event has occurred and no condition exists with respect to any Company Benefit Plan that has subjected or could subject the Company, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.
(f)    Except as set forth on Section 3.11(f) of the Company Disclosure Schedule, each of the Company Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Company Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Company Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could disqualify any such plan. Each Company Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Company Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Company Pension Plan are invested in or consist of Company Common Stock.
(g)    No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Company Benefit Plans. None of the Company, any of its Subsidiaries, or any plan fiduciary of any Company Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.
(h)    There are no pending, nor, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, against or otherwise relating to, any of the Company Benefit Plans or any trusts related thereto. None of the Company Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.
(i)    Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, no Company Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any Company Pension Plan. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Company Financial Statements, or otherwise noted on the Company Financial Statements.
(j)    There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Company Welfare Plan, and any Company Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code. The Company, each ERISA Affiliate and each Company Benefit Plan complies (and has complied with) all the applicable requirements of the Patient Protection and Affordable Care Act and the Health Insurance Portability and Accountability Act.
(k)    With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.
(l)    Except as set forth in Section 3.11(1) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries to severance pay, bonus, unemployment compensation or any similar payment, or

(ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.
(m)    Neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans or to amend or modify any existing Company Benefit Plan.
(n)    With respect to each Company Benefit Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits in the ordinary course thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company. All persons have properly been treated as either employees or independent contractors for purposes of the Company Benefit Plans.
(o)    Neither the Company nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of the Company, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of the Company or any of its Subsidiaries. No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, has been threatened. The Company and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee; (ii) are in compliance in all material respects with all applicable Laws respecting family and medical leave, labor relations, the engagement of independent contractors, health and safety, terms and conditions of employment and wages and hours (including overtime pay, minimum wage, wage payments, maximum hours of work and child labor restrictions), whistle-blowing, wrongful discharge, equal employment opportunity, employment practices (including Laws prohibiting retaliation, discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation, gender identity, gender expression, religion, citizenship, military status, domestic violence victim status, genetic information or any other protected characteristic) unemployment and workers’ compensation; and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither the Company nor any of its Subsidiaries has incurred, nor do they expect to incur, any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, the New York WARN Act and the regulations promulgated thereunder or any similar state or local Law.
(p)    There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any court or any Governmental Entity, and the Company is not aware of any facts which would constitute a violation of any applicable Law relating to employment and employment practices and/or the engagement of independent contractors.

(q)    With respect to the Company and its Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened actions, charges, citations or Orders under any federal, state or local Law concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under federal, state or local labor Law.
(r)    Section 3.11 (r) of the Company Disclosure Schedule contains a complete and correct list of:
(i)    the names, job titles, current annual salary, wages and/or any other compensation arrangement (including compensation payable or for which such employee may be eligible pursuant to bonus, incentive, deferred compensation or commission arrangements); classification as exempt or nonexempt under federal and state overtime laws (including but not limited to the federal Fair Labor Standards Act and the New York Minimum Wage Act); the date of commencement of employment; the two (2) most recent annual bonuses; full-time, part-time or temporary status; salaried or hourly status; overtime exemption status; active or inactive status (and, if inactive, the reason therefor); the number of hours of paid time off, vacation time and/or sick time that the employee has accrued as of the date hereof and the aggregate dollar amount thereof; and the number of years of service credited for purposes of Company Benefit Plans, of each current employee of the Company and its Subsidiaries (calculated on a per annum basis with respect to any such employee who was not employed by the Company and its Subsidiaries for the entire year); and
(ii)    the names of each director of the Company or any Subsidiary, and (iii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Company or any of its Subsidiaries as an independent contractor, a description of the Person’s role and services provided, and the amount paid to such independent contractor by the Company and its Subsidiaries during each of the years ended December 31, 2017 and December 31, 2018.
To the Knowledge of the Company, no employee named in Section 3.11(r) of the Company Disclosure Schedule has any current plans to terminate employment or service with the Company or any Subsidiary. Other than as set forth in Section 3.11(r) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed at will.
(s)    Section 6.10(b) of the Company Disclosure Schedule accurately sets forth the amounts payable upon consummation of the Merger under the Company Severance Agreements described therein.
(t)    Since January 1, 2017, the Company and its Subsidiaries have properly recorded and accounted for, pursuant to GAAP, all employee vacation and/or personal time taken by all employees of the Company or any Subsidiary.

(u)    Section 3.11(u) of the Company Disclosure Schedule lists each employee of the Company or a Subsidiary who holds a temporary work authorization, including H‑1B, L‑1, F‑1 or J‑1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company or a Subsidiary provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Departments”) in the application for such Work Permit was true and complete. The Company or a Subsidiary received the appropriate notice of approval from the Departments with respect to each such Work Permit and has not received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permit. Except as set forth in Section 3.11(u) of the Company Disclosure Schedule, no employee of the Company or any Subsidiary is (i) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement or (ii) an alien who is authorized to work in the United States in non-immigrant status. For each employee of the Company or a Subsidiary hired after November 6, 1986, an Immigration and Naturalization Service Form I‑9 has been completed in accordance with applicable Law and retained for the time period required by applicable Law.
(v)    Each employee listed on Section 3.11(r) of the Company Disclosure Schedule and who is classified as exempt from overtime under the federal Fair Labor Standards Act or any comparable state or local Law concerning overtime is, or was, so properly classified by the Company or its Subsidiary. Each individual listed on Section 3.11(r) of the Company Disclosure Schedule and who renders, or has rendered, services to the Company who is, or was, classified by the Company as having the status of an independent contractor, consultant or other nonemployee status for any purpose (including for purposes of worker’s compensation, unemployment, taxation and tax reporting and under the Company Benefit Plans) is, or was, so properly classified by the Company or its Subsidiary.

Section 3.12	Company Information.
(a)    The information relating to the Company and the Company’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, at the time of the Company Shareholders’ Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The information relating to the Company and its Subsidiaries to be contained in the Company’s regulatory applications, including without limitation its applications to the FRB, the FDIC, the New Jersey Department and the DFS, will be accurate in all material respects.

Section 3.13	Compliance with Applicable Law.
(a)    Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Company and each of its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to the Company or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company). Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on the Company.
(b)    Without limiting the foregoing, the Company and its Subsidiaries have complied in all material respects with all applicable Laws and Orders applicable to it, its properties, assets and deposits, and the conduct of its business and its relationship with its employees and customers, including the USA PATRIOT Act of 2001, as amended, the Bank Secrecy Act of 1970, as amended, the Home Mortgage Disclosure Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (“CRA”) and all other applicable fair lending Laws and other Laws relating to discriminatory business practices and neither the Company nor any Subsidiary has received any written notice to the contrary. Without limiting the foregoing, the Company has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of the Company or its Subsidiaries. All Subsidiaries of the Company that are subject to the CRA have a CRA rating of at least “satisfactory.” Except as listed in Section 3.13(b) of the Company Disclosure Schedule, since January 1, 2016, no person or group has adversely commented in writing to the Company or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of the Company and its Subsidiaries.
(c)    The Board of Directors of the Company has adopted and the Company and its Subsidiaries have implemented an anti-money laundering program that meets the requirements of the USA Patriot Act of 2001, as amended, and the regulations thereunder and has received no written notice from any banking regulator or other Governmental Entity that such program does not contain adequate and appropriate customer identification verification procedures or has been deemed ineffective.

Section 3.14	Certain Contracts.
(a)    Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Company has delivered to Parent’s counsel a written summary of the material terms of any such oral Contracts and true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which the Company or any of its Subsidiaries is a party or is bound (with a designation that such copies have been delivered pursuant to Section 3.14(a) of this Agreement).
(b)    Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that is material to the business, results of operations, cash flows or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) no Contract to which the Company or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, and (iii) neither the Company nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other Contract that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets, properties or rights of the Company or any of its Subsidiaries, (II) provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis, (IV) requires the Company or any of its Subsidiaries to use any product or service of another Person on an exclusive basis, (V) any Contract evidencing or related to material indebtedness for borrowed money whether directly or indirectly by way of purchase money obligation, conditional sale, lease, purchase, guaranty or otherwise, in respect of which the Company or any Subsidiary is an obligor to any Person, which Contract evidences or relates to indebtedness other than deposits, Federal Home Loan Bank borrowings and reverse repurchase agreements in the Ordinary Course of Business. For purposes of clause (i) above, any Contract with a remaining term of greater than ninety days and involving the payment of more than $50,000 (other than Contracts relating to banking transactions in the Ordinary Course of Business) shall be deemed material.
(c)    Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in default in any material respect under any material Contract (except those under which the Company will be the creditor).
(d)    Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder by the Company or its Subsidiaries will cause the Company or its Subsidiaries or Parent or its Subsidiaries to become obligated to make any payment of any kind to any Person, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any Contract between the Company or its Subsidiaries and such Person, other than the payments contemplated by this Agreement.
(e)    Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.
(f)    Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $50,000 per annum, or (ii) that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.
(g)    Section 3.14(g) of the Company Disclosure Schedule chains a schedule showing the good faith estimated present value as of December 31, 2018 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of the Company and each officer of the Company with the position of vice president or higher, specifying the assumptions in such schedule.
Each Contract of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously delivered to Parent’s counsel true and complete copies of each Company Contract.

Section 3.15	Agreements with Regulatory Agencies.
Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither the Company nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

Section 3.16	Properties and Insurance.
(a)    Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of:
(i)    all real property and interests in real property owned by the Company and/or any of its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), and
(ii)    all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by the Company or any of its Subsidiaries as lessee or lessor (or licensee or licensor, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”).
(b)    Section 3.16(b) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Owned Properties. The Company has furnished to Parent’s counsel copies of all deeds, surveys and title policies relating to the Owned Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Owned Properties (with a designation that such copies have been delivered pursuant to Section 3.16(b) of this Agreement) to the extent in the possession of the Company or its Subsidiaries.
(c)    Section 3.16(c) of the Company Disclosure Schedule sets forth a correct street address and, to the extent known by the Company without due inquiry, legal description and Tax parcel identification number of all real property leased by the Company or any of its Subsidiaries under the Real Property Leases. The Company has furnished to Parent’s counsel true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto. None of the Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to Parent’s counsel The Real Property Leases are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by the Company or any of its Subsidiaries, other than defaults that have been cured by the Company or its Subsidiaries or waived in writing by the landlord under such Real Property Lease. The Company and its Subsidiaries have not leased or sub-leased any Company Property to any third parties.
(d)    The Company or its Subsidiaries have good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of any and all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(d) of the Company Disclosure Schedule and (B) Permitted Liens. The Company or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Company Property. All Company Property is in a good state of maintenance and repair (reasonable wear and tear excepted), does not require material repair or replacement in order to be utilized for their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Company Properties are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. There are no pending, or to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Company Property or any portion thereof. There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties. With respect to any Company Property subject to the Real Property Leases, except as expressly provided in the Real Property Leases, neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Company Properties have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither the Company nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Company Property, and no such Taxes or assessments are pending or, to the Knowledge of the Company, threatened. Neither the Company Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. The Company and its Subsidiaries have made all material repairs and replacements to the Company Property that, to the Company’s Knowledge, are required to be made by the Company and its Subsidiaries under the Real Property Leases or as required under applicable Laws. The Company has delivered to Parent’s counsel true and complete copies of all agreements that pertain to the ownership, management or operation of the Company Property (with a designation that such copies have been delivered pursuant to Section 3.16(d) of this Agreement).
(e)    The tangible assets and other personal property owned or leased by the Company and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business. Section 3.16(e)(i) of the Company Disclosure Schedule sets forth all leases of tangible assets and other personal property by the Company or its Subsidiaries involving annual payments in excess of $50,000 (“Personal Property Leases”). Except as set forth on Section 3.16(e)(ii) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is in default under any material provision of any Personal Property Lease and, to the Knowledge of the Company, none of the other counterparties thereto is in default under any material provision of any Personal Property Lease, (ii) no written or, to the Knowledge of the Company, oral notice has been received by the Company or by any of its Subsidiaries from any lessor under any Personal Property Lease that the Company or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Personal Property Leases, (vi) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases. The Company has delivered to Parent’s counsel true and complete copies of each written Personal Property Lease and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease.
(f)    The business operations and all insurable properties and assets of the Company and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of the Company adequate for the business engaged in by the Company and its Subsidiaries. All such insurance policies and bonds are in full force and effect. The Company and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or its Subsidiaries currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been provided to Parent. Neither the Company nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Company Property, the Company or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by the Company or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that the Company or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.
(g)    The Company’s Bank does not sponsor, maintain or otherwise provide any bank owned life insurance. The Company and its Subsidiaries do not sponsor, maintain or otherwise provide any other type of insurance coverage providing for, and are not otherwise obligated to pay, any death benefits with respect to any current or former employee, officer or director of the Company or its Subsidiaries.

Section 3.17	Environmental Matters.
Except as set forth in Section 3.17 of the Company Disclosure Schedule:
(a)    Each of the Company and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of the Company, each of the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.
(b)    There is no suit, claim, action or proceeding, pending or, to the Knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or to the Knowledge of the Company, any Loan Property, has been or is alleged to be or, with respect to threatened proceedings may be alleged to be, (x) a potentially responsible party under Environmental Laws, (y) in violation of or in non-compliance with any Environmental Laws, or (z) responsible for or the subject of any release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property.
(c)    To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) to the Knowledge of the Company, the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.
(d)    There are no underground storage tanks on, in or under any properties currently owned by the Company or any of its Subsidiaries (including, to the Knowledge of the Company, Loan Properties), and to the Knowledge of the Company, there are no underground storage tanks on, in or under any properties currently leased by the Company or any of its Subsidiaries, and no underground storage tanks have been closed or removed by the Company or any of its Subsidiaries from any properties owned or leased by the Company or any of its Subsidiaries (including Participation Facilities and, to the Knowledge of the Company, Loan Properties) except in compliance with Environmental Laws in all material respects, and all such underground storage tank closure documentation has been provided to Parent. Neither the Company nor any of its Subsidiaries has operated or currently operates any Loan Property.
(e)    To the Knowledge of the Company, the properties currently owned or operated by the Company or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, or under the properties and buildings thereon) are not contaminated with and do not otherwise contain any Regulated Substances other than as permitted under applicable Environmental Law.
(f)    To the Knowledge of the Company, none of the properties currently owned or operated by the Company or any of its Subsidiaries (including Participation Facilities and Loan Properties) has ever been used as a landfill, dump or other similar disposal, storage, transfer, handling or treatment area for Regulated Substances, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.
(g)    The Company has provided to Parent copies of all reports, assessments, audits, workplans, notice of violations, field and laboratory data and material correspondence in the Company’s or any of its Subsidiaries’ possession, custody or control concerning Environmental Matters respecting the properties currently owned or operated by the Company or any of its Subsidiaries (including Participation Facilities and Loan Properties).
(h)    The following definitions apply for purposes of this Section 3.17: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law; (w) “Loan Property” means any property classified by Company or any of its Subsidiaries as an OREO property , and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any Laws, statutes or regulations, of the United States or New York dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C.

§6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., as in effect and amended, and all other applicable Laws and regulatory guidance relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any Regulated Substances.

Section 3.18	Opinion.
Prior to the execution of this Agreement, the Board of Directors of the Company has received a fairness opinion from Boenning (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to the shareholders of the Company from a financial point of view. A copy of the opinion will be delivered to Parent’s counsel within one (1) Business Day of its receipt by the Company. The Company has obtained the authorization of Boenning to include a copy of its fairness opinion in the Proxy Statement in accordance with the terms of an engagement letter between the Company and Boenning.

Section 3.19	Indemnification.
Except as provided in the Company Contracts or the certificate of incorporation or by-laws of the Company or the Company’s Bank or the governing documents of any Company Subsidiary as in effect on the date hereof (which provisions are accurately summarized in Section 3.19 of the Company Disclosure Schedule), neither the Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees or agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and, to the Knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of the Company or any Subsidiary of the Company, applicable Law or any indemnification agreement.

Section 3.20	Loan Portfolio.
(a)    With respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a “Loan”), to the Knowledge of the Company:
(i)    the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii)    neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;
(iii)    the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;
(iv)    the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;
(v)    there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of the Company;
(vi)    there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan; and
(vii)    with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.
(b)    Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of May 31, 2019, over 90 days delinquent in payment of principal or interest. Section 3.20(b) of the Company Disclosure Schedule sets forth (i) all of the Loans that as of the date of the Company’s Bank’s most recent bank examination, were classified by the Company, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) each Loan that was classified as of May 31, 2019 as impaired in accordance with ASC 310, (iii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans that as of May 31, 2019, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iv) each asset of the Company or any of its Subsidiaries that as of May 31, 2019, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof as of such date.
(c)    As of December 31, 2018 and March 31, 2019, the allowance for loan losses in the Company Financial Statements was, and the allowance for loan losses reflected in the Company Regulatory Reports for periods ending after March 31, 2019 will be, adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies. As of December 31, 2018 and March 31, 2019, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Company Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies.
(d)    The Company has previously delivered to Parent a schedule setting forth a list of all Loans as of May 31, 2019 by the Company or any of its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of the Company or any of its Subsidiaries. Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such Loans are and were made in compliance in all material respects with all applicable Laws.
(e)    Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)    Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, since December 31, 2013, neither the Company nor any of its Subsidiaries has originated or serviced or currently holds, directly or indirectly, any Loans that would be commonly referred to as “subprime”, “Alt-A” or “negative amortization” Loans, or home equity Loans or lines of credit with a loan to value ratio at origination of over ninety percent (collectively, “High Risk Loans”).
(g)    Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any investment securities that are secured by High Risk Loans.

Section 3.21	Reorganization.
Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.22	Anti-takeover Provisions Inapplicable.
The Board of Directors of the Company (i) has approved the transactions contemplated by this Agreement such that the provisions of Section 912 of the BCL will not, assuming the accuracy of the representations contained in Section 4.12 of this Agreement, apply to this Agreement or any of the other transactions contemplated hereby and (ii) has taken all action required to be taken by it pursuant to the certificate of incorporation of the Company to assure that the representation set forth in Section 3.24 of this Agreement is accurate.

Section 3.23	Investment Securities; Borrowings; Deposits.
(a)    Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.
(b)    Neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Company Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.23(b) of the Company Disclosure Schedule.
(c)    Set forth in Section 3.23(c) of the Company Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of the Company and its Subsidiaries as of December 31, 2018.
(d)    All of the deposits held by the Company’s Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all respects with all: (a) applicable policies, practices and procedures of the Company’s Bank; and (b) applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements. Except as set forth on Section 3.23(d) of the Company Disclosure Schedule, none of the deposits of the Company or any of its Subsidiaries is a “brokered” deposit or is subject to any Lien, legal restraint or other legal process (other than garnishments, pledges, set-off rights, escrow limitations and similar actions taken in the Ordinary Course of Business).

Section 3.24	Vote Required.
Assuming that a quorum is present in person or by proxy at the Company Shareholders’ Meeting, approval by a majority of the votes cast at such meeting by the holders of Company Common Stock shall be sufficient to constitute approval by the Company’s shareholders of this Agreement, the Merger and the other transactions contemplated by this Agreement. A majority of the outstanding shares of Company Common Stock constitutes a quorum for purposes of the Company Shareholders’ Meeting.

Section 3.25	Intellectual Property; Information Security.
Except as set forth in Section 3.25 of the Company Disclosure Schedule:

(a)    Each of the Company and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting and, to the Knowledge of the Company, the Owned Intellectual Property that is Registered is valid and enforceable.
(b)    The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.
(c)    The operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.
(d)    Other than as set forth in Section 3.25(d) the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that the Company or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.
(e)    To the Company’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s or any of its Subsidiaries’ rights in the Owned Intellectual Property.
(f)    The Company and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Company’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.
(g)    The Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by the Company and each of its Subsidiaries in connection with their respective businesses to effectively perform all information technology operations necessary to their business, (ii) have been properly maintained by technically competent personnel, in accordance with industry standards, to ensure proper operation, monitoring and use and (iii) to the Company’s Knowledge, have not materially malfunctioned or failed within the past three years. The Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.
(h)    The Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any violations of any of the foregoing. The Company has no reason to believe that, any facts or circumstances exist that would cause the Company or any of its Subsidiaries to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any relevant federal and state privacy Laws. The transfer of all such personal data and nonpublic personal information to Parent’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.
(i)    For purposes of this Agreement:
(i)    “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.
(ii)    “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.
(iii)    “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.
(iv)    “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.
(v)    “Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

Section 3.26	Prior Regulatory Applications.
Except as disclosed in Section 3.26 of the Company Disclosure Schedule, from January 1, 2016 through the date hereof, no Company Regulatory Agency has objected to, denied, or advised the Company or any Subsidiary of the Company to withdraw and, to the Knowledge of the Company, no third party has submitted an objection to a Company Regulatory Agency regarding, any application, notice, or other request filed by the Company or any Subsidiary of the Company with any Company Regulatory Agency.

Section 3.27	Interest Rate Risk Management Instruments.
(a)    Section 3.27(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the Company’s own account, or for the account of one or more of the Company’s Subsidiaries or their customers, except for adjustable rate loans made by the Company’s Bank to customers in the Ordinary Course of Business. The Company has provided or made available to Parent and its counsel true, correct and complete copies of all such interest rate risk management agreements and arrangements.
(b)    All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable rules, regulations and policies of Company Regulatory Agencies and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally), and are in full force and effect. The Company and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.28	Regulatory Approvals.
To the Knowledge of the Company, there is no fact or circumstance relating to it or the Company’s Bank that would materially impede or delay receipt of any approval of any Company Regulatory Agencies or that would likely result in any Company Regulatory Agencies declining to approve the consummation of the Merger and the other transactions contemplated hereby.

Section 3.29	Registration Obligation.
Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act.

Section 3.30	Fiduciary Accounts.
Neither the Company nor any Subsidiary acts as a fiduciary for any customer or account (including acting as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor). To the Knowledge of the Company, the Company’s Bank has complied with its fiduciary duties in acting as a trustee or custodian for any individual retirement deposit accounts as required by Law or any contracts relating to such accounts.

Section 3.31	Disclosure.
No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article III not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby represents and warrants to the Company as follows:

Section 4.01	Corporate Organization.
(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is registered as a bank holding company under the BHCA. Copies of the certificate of incorporation and by-laws of Parent have previously been delivered to the Company’s counsel; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.
(b)    Parent’s Bank is a New Jersey-chartered savings bank duly organized and validly existing under the Laws of the State of New Jersey. The deposit accounts of Parent’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or, to the Knowledge of the Parent, has any such termination or revocation been threatened. Each of Parent’s other Subsidiaries is a business entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Parent’s Subsidiaries has the power (corporate or otherwise) and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

Section 4.02	Capitalization.
(a)    The authorized capital stock of Parent consists solely of 1,000,000,000 shares of Parent Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of March 31, 2019, there were 280,066,465 shares of Parent Common Stock outstanding, 79,004,387 shares of Parent Common Stock held by Parent as treasury stock, zero shares of Parent Preferred Stock outstanding and zero shares of Parent Preferred Stock held as treasury stock. As of March 31, 2019, there were no shares of Parent Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 11,156,077 shares of Parent Common Stock reserved for issuance pursuant to Parent’s stock incentive plans (the “Parent Stock Incentive Plans”). Parent maintains an employee stock ownership plan for the benefit of employees of Parent’s Bank. Parent does not maintain its own dividend reinvestment plan. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for shares of capital stock issuable pursuant to the Parent Stock Incentive Plans, as of the date hereof Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
(b)    Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of its Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary.

Section 4.03	Authority; No Violation.
(a)    Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.04 of this Agreement, to consummate the transactions contemplated hereby and Parent’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.04 of this Agreement, to consummate the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, Parent’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Parent’s Bank. No other corporate proceedings on the part of Parent or Parent’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.
(b)    Neither the execution and delivery of this Agreement by Parent or the execution and delivery of the Bank Merger Agreement by Parent’s Bank, nor the consummation by Parent of the transactions contemplated hereby in accordance with the terms hereof or the consummation by Parent’s Bank of the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof, or compliance by Parent with any of the terms or provisions hereof or compliance by Parent’s Bank with any of the terms or provisions of the Bank Merger Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of Parent or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.04 of this Agreement are duly obtained (x) violate any Law or Order applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent.

Section 4.04	Consents and Approvals.
Except for (a) the filing of applications and notices, as applicable, with the FRB and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and the DFS and approval of such applications and notices, (d) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (e) the filing of the Certificate of Merger with the Secretaries of State of the States of Delaware pursuant to the DGCL and New York pursuant to the BCL, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (g) such filings as shall be required to be made with any applicable state securities bureaus or commissions and (h) such consents, authorizations or approvals as shall be required under the Environmental Laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Parent or Parent’s Bank in connection with (1) the execution and delivery by Parent of this Agreement, (2) the consummation by Parent of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Parent’s Bank of the Bank Merger Agreement and (4) the consummation by Parent’s Bank of the Bank Merger and the other transactions contemplated thereby. For the avoidance of doubt, the approval of the holders of the Parent Common Stock, or any other equity holder of the Parent, is not required in connection with the approval of the Merger, the Bank Merger or any transaction contemplated hereunder.

Section 4.05	Reports.
Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2015 with (i) the FRB, (ii) the New Jersey Department, (iii) the FDIC and (iv) any other Governmental Entity that regulates Parent or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Parent Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Parent Regulatory Agencies in the regular course of the business of Parent and its Subsidiaries, no Parent’s Regulatory Agency has initiated any proceeding or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2015 the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, the Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. There is no unresolved violation, criticism, or exception by any Parent’s Regulatory Agency with respect to any reports, registrations or statements relating to any examinations of Parent or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, the Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

Section 4.06	Financial Statements.
Parent has previously made available to the Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31, 2017 and 2018, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2016, 2017 and 2018, accompanied by the audit report of KPMG LLP, independent public accountants with respect to Parent, (b) the notes related thereto, (c) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2019 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three months ended March 31, 2018 and 2019 and (d) the notes related thereto (the “Parent Financial Statements”). KPMG LLP is independent with respect to Parent and its Subsidiaries to the extent required by Regulation S-X of the SEC. The consolidated balance sheets of Parent (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated balance sheets of the Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of income, changes in stockholders’ equity and cash flows of Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present, the results of the consolidated operations and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods therein set forth. Each of the Parent Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Parent Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

Section 4.07	SEC Reports.
(a)    Parent has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2018 (the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied, and each Parent Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002 and, to the Knowledge of

Parent, no enforcement action has been initiated against Parent or its officers or directors by the SEC relating to disclosures contained in any Parent Report.
(b)    The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent Reports. Management of Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.
(c)    Since January 1, 2016, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any member of Parent’s Board of Directors or executive officer of Parent or any of its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls.

Section 4.08	Absence of Certain Changes or Events.
Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement, since December 31, 2018, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent.

Section 4.09	Legal Proceedings.
(a)    Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no Order imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

Section 4.10	Parent Information.
(a)    The information relating to Parent and Parent’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, at the time of the Company Shareholders’ Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the S-4 will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.
(b)    The information relating to Parent and its Subsidiaries to be contained in the Parent’s applications to the FRB, the FDIC, the New Jersey Department and the DFS will be accurate in all material respects.

Section 4.11	Compliance with Applicable Law.
Each of Parent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Parent and each of its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to Parent or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Parent). Parent and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on Parent.

Section 4.12	Ownership of Company Common Stock; Affiliates and Associates.
(a)    Other than as contemplated by this Agreement, neither Parent nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).
(b)    Neither Parent nor any of its Subsidiaries is an “interested shareholder” of the Company as defined under Section 912 of the BCL.

Section 4.13	Agreements with Regulatory Agencies.
Neither Parent nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither Parent nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

Section 4.14	Reorganization.
Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15	Regulatory Approvals.
To the Knowledge of the Parent, there is no fact or circumstance relating to it or Parent’s Bank that would materially impede or delay receipt of approval of any Parent Regulatory Agencies or that would likely result in any Parent Regulatory Agencies declining to approve the consummation of the Merger and the other transactions contemplated hereby.

Section 4.16	Loan Loss Provision.
As of March 31, 2019, the allowance for loan losses in the Parent Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Parent Regulatory Agencies. As of March 31, 2019, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Parent Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of all Parent Regulatory Agencies.

Section 4.17	Community Reinvestment Act.
All Subsidiaries of Parent that are subject to the CRA have a CRA rating of at least “satisfactory”. From January 1, 2016 through the date hereof, no person or group has adversely commented in writing to Parent or any of its Subsidiaries subject to the CRA in a manner requiring recording in a file of CRA communications upon such entity’s CRA performance.

Section 4.18	Prior Regulatory Applications.
From January 1, 2016 through the date hereof, no Parent Regulatory Agency has objected to, denied, or advised Parent or any Subsidiary of Parent to withdraw and, to the Knowledge of Parent, no third party has submitted an objection to a Parent Regulatory Agency regarding, any application, notice, or other request filed by Parent or any Subsidiary of Parent with any Parent Regulatory Agency.

Section 4.19	Regulatory Capital.
Upon consummation of the Merger, and after taking account of the Merger and Parent’s ownership of the Company’s Bank, as calculated on a pro forma basis as of March 31, 2019, Parent will be deemed “well capitalized” under the applicable capital standards and policies of the FRB as in effect on the date of this Agreement (it being understood that this representation shall not be updated as of the Closing Date).

Section 4.20	Disclosure.
No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article IV not misleading.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01	Covenants of the Company.
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, (iv) take no action that would adversely affect or delay the ability of the Company or Parent to perform its covenants and agreements on a timely basis under this Agreement, and (v) take no action that would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Parent, which consent shall not be unreasonably withheld, from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:
(a)    solely in the case of the Company, declare or pay any dividends on, or make other distributions (whether in cash, stock or property) in respect of, any of its capital stock;
(b)    (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Stock Options, other than pursuant to their terms as in effect on the date hereof or (v) enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of up to a total of 231,355 shares of Company Common Stock upon the exercise of Company Stock Options granted under the Company Stock Compensation Plans prior to the date hereof, any such exercise to be in accordance with the original terms of such Stock Options;
(c)    amend or waive any provision of its certificate of incorporation, by-laws or other similar governing documents;
(d)    make any capital expenditures other than those that (i) are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 in the aggregate;
(e)    (i) enter into any new line of business or offer any new products or services or (ii) accept any “brokered” or “listing service” deposit that would result in such deposits constituting greater than 15% of Company Bank’s total deposits at any time;
(f)    acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;
(g)    take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-Off Date;
(h)    change its methods of accounting in effect at December 31, 2018, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company’s independent auditors;
(i)    (A) enter into, establish, adopt, amend, modify or terminate any Company Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians; (B) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Company Benefit Plan or agreement as in effect as of the date hereof, other than the payment of employee bonuses to specified persons and in the specified amounts set forth on Section 5.01(i) of the Company Disclosure Schedule; (C) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under the Company Stock Compensation Plans or otherwise, other than any acceleration required under the terms of the Company Stock Compensation Plans in effect on the date hereof or under any grant agreement issued thereunder as such grant agreement exists on the date hereof and other than providing for the cancellation of Stock Options in accordance with the provisions of Article I of this Agreement; (D) hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that it may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the Ordinary Course of Business; or (E) terminate the employment of any of its employees, other than for cause as determined by the Company or in accordance with the Company’s established practices and in the Ordinary Course of Business;
(j)    other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any Company Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Company Property or any part thereof;
(k)    other than in the Ordinary Course of Business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;
(l)    file any application to relocate or terminate the operations of, or relocate or terminate any banking office of it or any of its Subsidiaries;
(m)    (i) renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound; (ii) undertake or enter into any contract, agreement or lease for goods, services or office space for its own account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by it of more than $50,000 annually or containing any financial commitment extending beyond 12 months from the date hereof;
(n)    other than in the Ordinary Course of Business, in individual amounts not to exceed $1,000,000, and other than investments for the Company’s portfolio made in accordance with Section 5.01(o) of this Agreement, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person;
(o)    make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with an average life not greater than five years or mortgage-backed or mortgage related securities that would not be considered “high risk” securities and which are purchased in the Ordinary Course of Business;
(p)    pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding , other than any such payment, discharge, settlement or compromise in the Ordinary Course of Business that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise adversely affecting the operations of the Company or any of its Subsidiaries;
(q)    except in the Ordinary Course of Business and in amounts less than $500,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;
(r)    except as set forth on Section 5.01(r) of the Company Disclosure Schedules (i) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction involves the extension of credit in an amount in excess of $100,000 on an unsecured basis; (B) such transaction is not made in accordance with the Company’s Board-approved loan policy manual in effect on the date hereof (the “Lending Manual”); (C) the collateral involved in such transaction is located outside of the State of New York; (D) the transaction involves an extension or renewal of an existing loan, lease (credit equivalent), advance, credit enhancement or other extension of credit with an Aggregate Exposure in excess of $5,000,000, provided that the Company may loan up to an additional $1,000,000 to an existing borrower between the date hereof and the Closing Date without obtaining Parent’s prior written consent; (E) the transaction involves a new loan, lease (credit equivalent), advance, credit enhancement or other extension of credit involving an Aggregate Exposure in excess of $5,000,000; (F) the transaction involves a restructuring of a prior extension of credit with an Aggregate Exposure (prior to the restructuring) in excess of $3,000,000; (G) the underlying extension of credit is underwritten based on either no or limited verification of income or otherwise without full documentation customary for such an extension of credit; (H) the transaction involves a loan or commitment to an employee, director, officer or other Affiliate of the Company or any of its Subsidiaries or is otherwise subject to the FRB’s Regulation O, regardless of the amount of such transaction; (I) the transaction arises outside of the Ordinary Course of Business of the Company and its Subsidiaries; or (J) the transaction involves an “interest rate swap” or (ii) make any commitment in respect of any of the foregoing. For any proposed extension of credit for which the Company shall seek the prior consent of Parent as required by this Section 5.1(r), the Company and Parent shall follow the procedures set forth on Section 5.1(r) of the Company Disclosure Schedules. For purposes of this subsection, “Aggregate Exposure” means all obligations of the borrower and any related entities and/or guarantors, including unused commitments, consumer loans, contingent liabilities as endorser or guarantor and undrawn letters of credit, but excluding aggregate loans on personal residences of less than $5,000,000 and secured by a first mortgage on 1-4 family real estate in an amount that does not exceed eighty percent (80%) of appraised value;
(s)    incur any additional borrowings beyond those set forth in Section 5.01(s) of the Company Disclosure Schedule other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);
(t)    make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by Company as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;
(u)    except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to Parent, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the State of New York;
(v)    establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;
(w)    elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;
(x)    change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;
(y)    after an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of the Company’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;
(z)    foreclose upon or take a deed of title to any commercial real estate without first conducting a Phase 1 environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Regulated Substance;
(aa)    issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Parent (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of Parent (which shall not be unreasonably withheld), except as required by Law or for communications in the Ordinary Course of Business that do not relate to the Merger or other transactions contemplated hereby;
(bb)    take any other action outside of the Ordinary Course of Business; or
(cc)    agree to do any of the foregoing.

Section 5.02	Covenants of Parent.
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonably efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (ii) take no action which would materially adversely affect or delay the ability of the Company or Parent to perform it covenants and agreements on a timely basis under this Agreement, and (iii) take no action which would materially adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, or as otherwise specifically provided by this Agreement or consented to in writing by the Company (such consent not to be unreasonably withheld), from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:
(a)    take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-Off Date;
(b)    change its methods of accounting in effect at December 31, 2018, except in accordance with changes in GAAP or regulatory accounting principles as concurred with by Parent’s independent auditors;
(c)    amend its certificate of incorporation, by-laws or similar governing documents other than (i) to enable Parent to comply with the provisions of this Agreement, (ii) to enable Parent’s Bank to comply with the provisions of the Bank Merger Agreement, (iii) to establish one or more series of Parent Preferred Stock or (iv) to adopt provisions or authorize actions that do not materially and adversely affect the holders of Company Common Stock; or
(d)    agree to do any of the foregoing.

Section 5.03	No Solicitation.
(a)    Except as expressly permitted by this Section 5.03, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their best efforts to cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants and other agents (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage or take any action to facilitate the making of, any inquiries, offers or proposals which constitute, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent) any confidential or nonpublic information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; or (iii) enter into any agreement, agreement in principle, memorandum of understanding or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, memorandum of understanding or letter of intent relating to an Acquisition Proposal; provided that in the event that, prior to the time that the Company’s shareholders’ approval of the Merger (the “Company Shareholder Approval”) is obtained but not after the Company Shareholder Approval is obtained, (1) the Company receives, after the execution of this Agreement, an unsolicited bona fide written Acquisition Proposal from a Person other than Parent that did not result from a breach of this Section 5.03, (2) the Company’s Board of Directors concludes in good faith (A) that, after consulting with its independent financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, and (3) the Company has provided Parent with at least one (1) full Business Day prior notice of such determination, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any confidential or nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Parent and KBW, as the Company’s authorized representative, dated May 2, 2019 (the “Confidentiality Agreement”) and any confidential or non-public information provided to any Person given access to confidential or nonpublic information shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person. The Company and each of its Subsidiaries will, and will cause each of its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions, negotiations and communications conducted before the date of this Agreement with any Persons other than Parent with respect to any existing or potential Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any existing or potential Acquisition Proposal to which it or any Affiliate or Representative is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any existing or potential Acquisition Proposal.
(b)    Neither the Company’s Board of Directors nor any committee thereof shall (i) (A) withdraw, qualify or modify, or propose to withdraw, qualify or modify (in any manner adverse to Parent), or refuse to make the Company Board Recommendation, or make any statement, filing or release, in connection with the Company Shareholders’ Meeting or otherwise, inconsistent with the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Board Recommendation) or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.03(a) of this Agreement) or requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing, prior to the date of the Company Shareholders’ Meeting, the Company’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Company Subsequent Determination”) after the fourth (4th) Business Day following Parent’s receipt of a written notice (the “Notice of Superior Proposal”) from the Company (A) advising that the Company’s Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.03 or from an action by a Representative that would have been such a breach if committed by the Company or its Subsidiaries) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept, and that the Company’s Board of Directors may approve or recommend the revised Superior Proposal only after the fourth (4th) Business Day following Parent’s receipt of the new Notice of Superior Proposal), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, (1) the Company’s Board of Directors has reasonably determined in good faith, after consultation with and having consulted with and considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Parent pursuant to this Section 5.03(b) and (2) at the end of such four (4) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Parent since its receipt of such Notice of Superior Proposal (provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Company’s Board of Directors has again in good faith made the determination in clause (1) of this sentence.
Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Board Recommendation or the making of a Company Subsequent Determination by the Company’s Board of Directors shall not change the approval of the Company’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.
(c)    Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act (if and to the extent that such rules are applicable to the Company) or other disclosure requirements under applicable Law, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
(d)    In addition to the obligations of the Company set forth in Section 5.03(a) and (b) of this Agreement, in the event that the Company or any of its Subsidiaries or any Representative receives (i) any Acquisition Proposal or (ii) any request for confidential or non-public information or to engage in negotiations that the Company’s Board of Directors believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, the Company promptly (and in any event within 24 hours of receipt) shall advise Parent in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the Person making any such Acquisition Proposal or request. The Company shall keep Parent reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Section 5.03(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.
(e)    For purposes of this Agreement:
(i)    “Acquisition Proposal” means any inquiry, offer or proposal (other than from Parent and the transactions contemplated by this Agreement), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. “Acquisition Transaction” means (A) any tender or exchange offer to acquire 25% or more of the voting power in the Company or any of its Subsidiaries, (B) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of the Company’s Subsidiaries; (C) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of the Company’s Subsidiaries representing, in the aggregate, 25% or more of the business, assets or deposits of the Company and the Company’s Subsidiaries on a consolidated basis; or (D) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or other similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the voting power in the Company or any of its Subsidiaries.
(ii)    “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of Acquisition Transaction changed from 25% to 50%) that the Company’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such Acquisition Proposal pursuant to Section 5.03(b) of this Agreement or otherwise), after (A) receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (B) taking into account the likelihood of consummation of such Acquisition Transaction on the terms set forth in the Acquisition Proposal (as compared to, and with due regard for, the terms herein as such terms may be adjusted, modified or amended by Parent pursuant to Section 5.03(b) of this Agreement or otherwise) and (C) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such Acquisition Proposal), regulatory and other aspects of such Acquisition Proposal and any other relevant factors permitted under applicable Law.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.01	Regulatory Matters.
(a)    For the purposes of registering the Parent Common Stock to be offered to holders of Company Common Stock in connection with the Merger, Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Company shall cooperate with Parent in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter promptly mail the Proxy Statement to its shareholders. With the Company’s cooperation, Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
(b)    The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, banking regulators and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger) and Parent and Parent’s Bank will make all necessary filings in respect of the required regulatory approvals as promptly as practicable after the date hereof; provided, however, that in no event shall Parent or Parent’s Bank be required to agree to any prohibition, limitation or other requirement of any banking regulator or other Governmental Entity that would (a) prohibit or materially limit the ownership or operation by Parent or Parent’s Bank of all or any material portion of the business or assets of the Company or any of its Subsidiaries; (b) compel Parent or Parent’s Bank to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries; (c) impose a material compliance burden, penalty or obligation on Parent or Parent’s Bank resulting from noncompliance by the Company with its regulatory obligations; or (d) otherwise materially impair the value of the Company or any of its Subsidiaries, or the Merger to Parent (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any banking regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, banking regulators and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c)    Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers, employees and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). Parent agrees promptly to advise the Company if, at any time prior to the Company Shareholders’ Meeting, any information provided by Parent for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Company with the information needed to correct such inaccuracy or omission. Parent shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Parent and Parent’s Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Parent if, at any time prior to the Company Shareholders’ Meeting, any information provided by the Company for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Parent with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Parent with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to the Company and the Company Subsidiaries, to comply with all applicable legal requirements.
(d)    Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

Section 6.02	Access to Information; Board of Directors and Committee Meeting Observer Rights.
(a)    The Company shall permit, and shall cause each of the Company’s Subsidiaries to permit, Parent and its Representatives reasonable access to their respective properties, and shall disclose and make available to Parent and its Representatives all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger and the Bank Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its Representatives may have a reasonable interest, all to the extent reasonably requested by the Party seeking such access. However, the Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege. The Company will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated Representatives to confer with Representatives of the other Party on a monthly or more frequent basis to discuss and plan for (i) the consolidation of the Parties’ business, operations, properties and assets, including the conversion of the Company’s data processing and related electronic information systems to those used by Parent, which planning shall include, but not be limited to, discussion of the possible (A) termination by the Company of third-party service provider arrangements effective at the Effective Time or at a date thereafter, (B) non-renewal of personal property leases and software licenses used by the Company in connection with its systems operations, (C) retention of outside consultants and additional employees to assist with the conversion and (D) outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Company shall not be obligated to take any such action prior to the Effective Time and, unless the Company otherwise agrees, in writing, no conversion shall take place prior to the Effective Time and (ii) and other matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company agrees to provide Parent with internally prepared consolidated profit and loss statements no later than 20 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Parent its consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ended December 31, 2019), the Company will deliver to Parent its consolidated annual financial statements. Within ten (10) Business Days of the end of each month, the Company will provide to Parent a schedule listing all delinquent loans, non-accrual loans and non-performing assets as of such month end, and a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. The Company will promptly notify Parent of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any examination reports with respect to the condition or activities of the Company or any of its Subsidiaries and any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by any Governmental Entity, or the institution or the threat of material litigation involving the Company or any of its Subsidiaries.
(c)    As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, the Company will deliver to Parent the Company’s Bank’s call reports filed with the DFS and the FDIC.
(d)    The Company shall permit Representatives of Parent or Parent’s Bank (no more than two) to attend any meeting of its Board of Directors or the executive and loan committees thereof as an observer, and to receive substantially contemporaneously with the delivery to the Board of Directors of the Company, or committee thereof, delivery of any materials distributed to the directors or committee members in advance of the board meeting or committee meeting, subject to the Confidentiality Agreement, provided that the Company shall not be required to provide any material related to, or to permit the Representatives to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of the Company or during any other matter that the Company’s Board of Directors has reasonably determined to be confidential with respect to the participation of Parent or Parent’s

Bank, including where such information or access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege.
(e)    Parent will advise the Company promptly of the receipt of any examination report of any banking regulator with respect to the condition or activities of Parent or any of its Subsidiaries. During the period from the date of this Agreement to the Closing Date, Parent will cause one or more of its Representatives to confer with Representatives of the Company and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as the Company may reasonably request. Parent and Parent’s Bank shall be reasonably responsive to requests by the Company for access to such information and personal regarding Parent and Parent’s Bank; provided, however, that Parent shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Parent’s reasonable judgment, would interfere with the normal conduct of Parent’s or Parent’s Bank’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. The Company acknowledges that Parent may be involved in discussions from time to time concerning other potential acquisitions and Parent shall not be obligated to disclose information regarding such discussions to the Company except as such information is disclosed to Parent’s shareholders generally.
(f)    No investigation by either of the Parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.
(g)    All information furnished pursuant to this Section 6.02 shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

Section 6.03	Shareholders’ Meeting.
The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby (the “Company Shareholders’ Meeting”). The Company will, through its Board of Directors, unless legally required to do otherwise for the discharge by the Company’s Board of Directors of its fiduciary duties as advised by such Board’s legal counsel and the provisions of Section 5.03 of this Agreement, (i) recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement, (ii) include such recommendation in the Proxy Statement for such Company Shareholders’ Meeting and (iii) use commercially reasonable efforts to obtain from the Company’s shareholders a vote approving and adopting this Agreement. The Company shall adjourn or postpone the Company Shareholders’ Meeting, and further solicit proxies, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or, if, on the date of such meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain shareholder approval. Notwithstanding anything to the contrary herein, unless this

Agreement has been terminated in accordance with its terms, the Company Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation.

Section 6.04	Legal Conditions to Merger.
Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to Section 6.01(b) and the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval, subject to Section 6.01(b).

Section 6.05	Voting Agreements.
Contemporaneous with the execution of this Agreement, the Company shall deliver to Parent copies of voting agreements, each in the form and substance of the agreement annexed hereto as Exhibit B, signed by each member of the Board of Directors (the “Voting Agreements”).

Section 6.06	Nasdaq Global Select Market Listing.
Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as of the Effective Time.

Section 6.07	Employee Benefit Plans; Existing Agreements.
(a)    Except as otherwise provided in this Agreement, Parent will review all the Company Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. As of or as soon as practicable following the Effective Time, the former employees of the Company and its Subsidiaries who become employees of Parent or Parent’s Bank as of the Effective Time (the “Company Employees”) shall be eligible to participate in the employee benefit plans of Parent and its Subsidiaries (the “Parent Plans”) in which similarly situated employees of Parent and its Subsidiaries participate, to the same extent as similarly situated employees of Parent or its Subsidiaries (it being understood that inclusion of Company Employees in such Parent Plans may occur at different times with respect to different plans); provided that Company Employees shall not be eligible to participate in any Parent defined benefit plan. Notwithstanding the foregoing, Parent’s or its Subsidiary’s provision to Company Employees, following the Effective Time, of employee benefit plans that, in the aggregate, are substantially comparable to generally applicable Company Benefit Plans in effect for Company Employees immediately prior to the Effective Time shall be deemed to satisfy the preceding sentence.

(b)    With respect to each Parent Plan, other than an employee pension plan as such term is defined in Section 3(2) of ERISA, for purposes of determining eligibility to participate and vesting only (but not for purposes of benefit accrual), service with the Company (or predecessor employers to the extent that the Company provides past service credit) shall be treated as service with Parent; provided, however, that credit for prior service shall be given under the Parent’s employee stock ownership plan only for purposes of determining eligibility to participate in such plan and not for vesting purposes. Parent shall use commercially reasonable efforts to cause each Parent Plan that is a group health plan to waive pre-existing condition limitations applicable to the Company Employees (to the same extent such limitations were satisfied immediately prior to the Closing). Terminated employees of the Company or the Company’s Bank and their qualified beneficiaries will have the right to continued coverage under group health plans of Parent in accordance with, and to the extent required by, COBRA. This Agreement shall not be construed to limit the ability of Parent or Parent’s Bank to terminate the employment of any Company Employee or to review any Parent Plans or Company Benefit Plans from time to time and to make such changes (including terminating any such plan) as they deem appropriate.
(c)    Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, take all necessary actions to terminate the Gold Coast Bank 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) effective as of the day immediately preceding the Effective Time (or such earlier date as may be agreed to by Parent in writing), unless Parent provides written notice to the Company prior to the Effective Time that the 401(k) Plan shall not be terminated. In connection with the termination of the 401(k) Plan, unless otherwise instructed by Parent in writing, prior to the Effective Time, the Company shall seek a favorable determination letter from the IRS on the termination of the 401(k) Plan. If the 401(k) Plan is terminated pursuant to the above: (1) no later than as soon as administratively practicable following the receipt of such favorable determination letter (or the termination date of the plan if no favorable determination letter is sought) the account balances of all participants and beneficiaries in the 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the requirements of the Code and ERISA; (2) if Parent, in its sole discretion permits, Company Employees may elect to roll over their 401(k) Plan accounts (excluding loans) into the Parent’s or its Subsidiary’s 401(k) plan, subject to the terms and conditions of Parent’s or its Subsidiary’s 401(k) plan; (3) prior to the Effective Time, the Company shall adopt the necessary amendments and board resolutions to effect the provisions of this Section 6.07(c); (4) the Company shall provide Parent with evidence that the 401(k) Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its Subsidiaries, as the case may be and such resolutions shall be subject to review by, and shall be in form and substance reasonably acceptable to, Parent; and (5) prior to the Effective Time, the Company shall (x) ensure that all participants’ 401(k) Plan account balances as of the effective date of the termination of the 401(k) Plan are fully vested, (y) timely provide such notices regarding the termination of the 401(k) Plan to third-party service providers as may be required under the terms of the applicable service provider agreements or policies of such third-party service providers and (z) take such other actions in furtherance of terminating any such 401(k) Plan as Parent may reasonably request. Prior to the Effective Time, the Company shall make all contributions due under the terms of the 401(k) Plan with respect to periods ending on or before the Effective Time (including, without limitation, deferral, nonelective, profit-sharing, matching and true-up contributions). If deemed necessary or appropriate by Parent following its review and diligence of the 401(k) Plan, prior to the Effective Time, the Company shall, or shall cause Company’s Bank to, (i) submit a “voluntary correction program” filing with the IRS for the 401(k) Plan (pursuant to Revenue Procedure 2019-19 or successor IRS guidance), covering such 401(k) Plan matters as Parent may deem necessary or appropriate, (ii) take any corrective action relating to the 401(k) Plan in connection with such IRS filing or as Parent may otherwise reasonably require and (iii) provide Parent with such information relating to the 401(k) Plan as Parent shall reasonably request in order for Parent to determine the extent to which any such filing and/or corrective action is necessary or appropriate. Any such filing shall be submitted, and any such corrective action shall be taken, as soon as reasonably practicable following Parent’s provision of written notice to the Company that such filing and/or corrective action shall be required under this provision, and shall be subject to review by, and shall be in form and substance reasonably acceptable to, Parent.
(d)    Prior to the Closing, the Company’s Board of Directors shall take all actions necessary such that all Stock Options that are outstanding immediately before the Effective Time shall vest and all Company Stock Compensation Plans, including all underlying Option Grant Agreements and Old Stock Options, shall terminate immediately prior to the Effective Time.
(e)    Nothing in this Section 6.07 is intended to confer any rights upon any Person (including, without limitation, any Company Employee) other than the Parties, and nothing herein shall otherwise create any third-party beneficiary rights in any Person, including, without limitation, any Company Employee.

Section 6.08	Indemnification.
(a)    For a period commencing as of the Effective Time and ending six years after the Effective Time, to the extent permitted by Law, Parent shall indemnify, defend and hold harmless each individual who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or the Company’s Bank or who serves or has served at the request of the Company or the Company’s Bank as a director or officer with any other Person (collectively, the “Indemnitees”) against any and all damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.08, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld), asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company or serves or has served at the request of the Company as a director or officer with any other Person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or any of its Affiliates, or by any former or present shareholder of the Company (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of the Company or its Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Parent set forth in this Section 6.08, in each case to the fullest extent that the Company would have been permitted under the New York Banking Law and its certificate of incorporation and by-laws in effect as of the date hereof (and Parent shall also advance expenses as incurred due to clauses (i) or (ii) above to the fullest extent so permitted) upon receipt of an undertaking to repay such advance payments if the Indemnitee shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.
Any Indemnitee wishing to claim indemnification under this Section 6.08, shall promptly notify Parent in writing upon learning of any Claim and shall deliver to Parent the undertaking referred to in the previous paragraph, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnitee except to the extent that such failure prejudices Parent. In the event of any Claim as to which indemnification under this Section 6.08, is applicable, (x) Parent shall have the right to assume the defense thereof and Parent shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense, or counsel for such indemnitee advises that there are issues that raise conflicts of interest between Parent and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and Parent shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 6.08, to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Parent shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.08, Parent shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.
(b)    Parent shall cause the individuals serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years following the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such.  Parent shall pay the premium for such directors’ and officers’ insurance coverage; provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.08(b) more than 200% of the annual premium most recently paid by the Company prior to the date hereof (the “Insurance Amount”) to maintain or procure such directors’ and officers’ liability insurance coverage (which current premium is set forth in Section 6.08(b) of the Company Disclosure Schedule) with the Parties hereby agreeing that one-third (1/3) of the premium set forth in Section 6.08(b) of the Company Disclosure Schedule for the Atlantic Specialty Insurance Company Management and Professional Liability Policy constitutes the “annual premium” for that three-year policy; provided, further, that if the amount of the annual premiums necessary to maintain or procure such directors’ and officers’ liability insurance exceeds the Insurance Amount, Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.  Notwithstanding any provision herein to the contrary, Parent shall be deemed to have satisfied all of its obligations pursuant to this Section 6.08(b) in the event that it acquires, or directs the Company to acquire single premium tail insurance (i) for its Management and Professional Liability Policy, at an aggregate premium cost not to exceed 200% of the annual premium most recently paid by the Company prior to the date hereof for that policy (provided that the Parties agree that the annual premium for that policy is deemed to be one-third of the current premium set forth in Section 6.08(b) of the Company Disclosure Schedule), and (ii) for its Side ‘A’ Directors & Officers Excess and Lead Difference-In-Conditions Insurance Policy, at an aggregate premium cost not to exceed 200% of the annual premium most recently paid by the Company prior to the date hereof for that policy, even if the limits of liability provided by the tail insurance purchased for both policies exhausts before the six-year period ends. The Company shall use commercially reasonable efforts to cooperate with Parent in the event that Parent determines to acquire, or directs the Company to acquire, such tail insurance with respect to the Company’s existing directors’ and officers’ liability insurance policy.  The Company will directly involve Parent in the negotiation of tail insurance coverage as well as with respect to the negotiation of any renewal of the Company’s current directors’ and officers’ insurance policy.
(c)    In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.08.
(d)    The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee and his or her heirs and representatives.

Section 6.09	Additional Arrangements.
If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

Section 6.10	Employee Severance and other Employment Matters.
(a)    Although, except as otherwise provided for herein, Parent shall be under no obligation to retain any employee of the Company’s Bank, Parent will, as of the Closing Date, make a good faith effort to offer continued employment to each employee of the Company’s Bank, whether in their current position or in another position with Parent or its Subsidiaries, subject to Parent’s employment policies and procedures and the needs of Parent and its Subsidiaries. Notwithstanding the forgoing, Parent agrees that each employee of the Company’s Bank who is either (i) involuntarily terminated by Parent or Parent’s Bank (other than for “cause” as determined in good faith by Parent or Parent’s Bank) within twelve (12) months after the Closing Date or (ii) is not offered a Comparable Position with Parent or Parent’s Bank (or any Subsidiary thereof) and voluntarily terminates employment from Parent or Parent’s Bank (or any Subsidiary thereof) within twelve (12) months after the Closing Date, and, in case of either (i) or (ii) above, who is not covered by a separate severance, change in control or employment agreement shall, subject to the release and withholding requirements below, be paid a single lump sum severance payment from Parent’s Bank in accordance with the formula set forth in Section 6.10(a) of the Company Disclosure Schedule. In each and every case, the payment of such severance pay shall be (i) subject to the terminated employee timely signing and not revoking a general release of claims against the Company, the Company’s Bank, Parent and Parent’s Bank and their respective current and future affiliates, officers, directors and employees, in a form specified by Parent and (ii) reduced by applicable tax withholdings. For a period of twelve (12) months following the Closing Date, Parent shall offer employees of the Company’s Bank whose jobs are eliminated as a result of the Merger priority in applying for open positions within Parent’s Bank. Any employee of the Company or the Company’s Bank who has or is a party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by a termination, including a termination following the Merger (the “Company Severance Agreements”), shall not receive the severance payment as provided above in this Section 6.10(a) but may receive the payment specified in such Company Severance Agreement in accordance with Section 6.10(b) hereof. “Comparable Position” means a job position that: (i) provides for base salary equal to or higher than an employee’s base salary in effect on the Closing Date and (ii) is located within twenty-five (25) miles of an employee’s primary office/branch on the Closing Date.
(b)    Following the Effective Time, Parent shall honor and perform under and/or permit the Company to honor and perform under the Company Severance Agreements, if any, set forth on Section 6.10(b) of the Company Disclosure Schedule, except to the extent any such Company Severance Agreement is superseded or terminated as of, or following the Effective Time. The estimated amounts payable under the Company Severance Agreements, if any, are set forth in Section 6.10(b) of the Company Disclosure Schedule. Prior to the Effective Time, the Company shall provide Parent such information as Parent shall reasonably request to determine the amount of severance or similar payments that may become payable to any employee of the Company or its Subsidiary in connection with the employee’s termination of employment from the Company or its Subsidiary.

Section 6.11	Notification of Certain Matters.
Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of the Company and Parent shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.12	Certain Matters, Certain Revaluations, Changes and Adjustments.
Notwithstanding that the Company believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, the Company recognizes that Parent may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At or before the Effective Time, upon the request of Parent and in order to formulate the plan of integration for the Merger and the Bank Merger, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Parent and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company and its Subsidiaries; provided, however, that the Company shall not be required to take such action (A) more than five days prior to the Effective Time; and (B) unless Parent agrees in writing that all conditions to closing set forth in Article VII of this Agreement have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this Section 6.12 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

Section 6.13	Other Policies.
Between the date of this Agreement and the Effective Time, the Company shall cooperate with Parent to reasonably conform the policies and procedures of the Company and its Subsidiaries regarding applicable regulatory matters to those of Parent and its Subsidiaries, as Parent may reasonably identify to the Company from time to time; provided, however, that implementation of such conforming actions may at the Company’s discretion be delayed until the time period following receipt of shareholder and all regulatory approvals, as provided in Section 6.12 of this Agreement.

Section 6.14	Failure to Fulfill Conditions.
In the event that Parent or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-Off Date and that it will not waive that condition, it will promptly notify the other Party. The Company and Parent will promptly inform the other of any facts applicable to the Company or Parent, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger or the Bank Merger. Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.

Section 6.15	Transaction Expenses of the Company.
(a)    The Company shall cause its and its Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. The Company shall advise Parent monthly of all out-of-pocket expenses that the Company and its Subsidiaries have incurred in connection with the transactions contemplated hereby. The Company shall not, and shall cause each of its Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.
(b)    Parent, in reasonable consultation with the Company, shall (subject to Section 9.03 of this Agreement) make all arrangements with respect to the printing and mailing of the Proxy Statement.

Section 6.16	Pre-Closing Delivery of Financial Statements.
Prior to the Closing, the Company shall deliver to Parent such consolidated financial statements of the Company as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act, together with an executed report of the Company’s outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to the Parent. The financial statements delivered pursuant to this Section 6.16 shall be prepared in accordance with GAAP.| Immediately prior to the Closing, the Company shall cause its outside auditors to deliver to the Parent an executed consent, in form and substance satisfactory to the Parent and suitable for filing by the Parent with the SEC, which consent shall authorize the Parent to file with the SEC the report referred to in this Section 6.16 and all other reports delivered by the Company hereunder.

Section 6.17	Tax Treatment.
(a)    Neither Parent nor the Company shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code. Each Party shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall consider in good faith such amendments to this Agreement as may be reasonably required to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (it being understood that no Party will be required to agree to any such amendment).

(b)    Each Party shall use its reasonable best efforts to obtain the Tax opinions to be attached as exhibits to the Proxy Statement and the S-4 and the Tax opinions described in Section 7.01(d), including by delivering to Windels, Marx, Lane & Mittendorf, LLP and McCarter & English, LLP, prior to the filing of the Proxy Statement and the S-4, Tax representation letters, in each case in form and substance reasonably satisfactory to such counsel and dated the date of such Tax opinions. Each Party shall use its reasonable best efforts not to, and not permit any Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in such Tax representation letters.

Section 6.18	Payment of Retention Bonuses.
Provided that a person listed on Section 6.18 of the Company Disclosure Schedule remains an employee of the Company or the Company’s Bank (or following the Effective Time, Parent or Parent’s Bank) from the date hereof through the date after the Effective Time that is thirty (30) days after the date that the Company’s core banking computer systems have been converted to Parent’s systems, unless earlier released by Parent or Parent Bank, Parent shall pay to such person the bonus compensation provided for such employee in Section 6.18 of the Company Disclosure Schedule, in each case pursuant to the terms of a written retention bonus agreement in form and substance reasonably satisfactory to Parent.

Section 6.19	Shareholder Litigation.
The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.20	No Control Over Other Party’s Business.
Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.21	Advisory Board.
Following the date hereof, Parent and Parent’s Bank shall take all actions necessary to establish and maintain an advisory board (the “Advisory Board”) effective as of the Closing Date and invite all members of the Company’s Board of Directors and Catherine Califano to serve as paid members of the Advisory Board, with John Tsunis serving as Chairman of the Advisory Board. The function of the Advisory Board will be, among other things, to advise Parent’s Bank with respect to the Company’s market area, deposit and lending activities and customer relationships. Parent’s

Bank shall maintain the Advisory Board for a period of no less than three (3) years. The annual compensation and duties of the Advisory Board are set forth in Schedule 6.21.

Section 6.22	Parent’s Bank Charitable Foundation.
Parent agrees to recommend to the governing body of the Parent Charitable Foundation (the “Charitable Foundation”) that the Charitable Foundation, at the Effective Time, expand its grant policy, in accordance with its governing documents, to make charitable contributions in an aggregate amount of not less than $500,000 over a period of no more than three (3) years commencing immediately following the Closing Date, to qualifying charitable and community organizations within the Company’s Bank’s local community recommended by the Advisory Board and selected by the Charitable Foundation.

Section 6.23	Assumption of Subordinated Notes.
Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Parent at or prior to the Effective Time, one or more supplemental indentures, guarantees, and/or other instruments required for the due assumption of the Subordinated Notes. The Company shall obtain the consents of the holders of the Subordinated Notes for the assignment and assumption of the Subordinated Notes by Parent, to the extent such consent is required under the Subordinated Notes and/or the Subordinated Note Purchase Agreement dated as of September 29, 2017 by and between the Company and the holders of the Subordinated Notes.

Section 6.24	Further Assurances.
Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.24 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.01	Conditions to Each Party’s Obligations Under this Agreement.
The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:
(a)    Approval of Shareholders; SEC Registration; Blue Sky Laws. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and, if the offer and sale of Parent Common Stock in the Merger is subject to the blue sky laws of any state, shall have been qualified in every state where such qualification is required under the applicable state securities Laws and shall not be subject to a stop order of any state securities commissioner.
(b)    Regulatory Filings. All necessary approvals and consents (including without limitation any required approval (or in the case of the FRB, any required approval or waiver) of the FDIC, the New Jersey Department, the DFS, the FRB, the SEC and (if necessary) of Governmental Entities required to consummate the transactions contemplated hereby and contemplated by the Bank Merger Agreement shall have been obtained without the imposition of any term or condition that would, in Parent’s reasonable judgment, constitute a Burdensome Condition. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired. Both Parent’s Bank and the Company’s Bank shall have taken all action necessary to consummate the Bank Merger immediately after the Effective Time.
(c)    Suits and Proceedings. No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more Parties, the Company’s Bank or Parent’s Bank in connection with this Agreement or the Bank Merger Agreement and which Parent or the Company determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger or the Bank Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the Party electing not to proceed of any of the material benefits to it of the Merger.
(d)    Tax Opinions. Company shall have received (i) a written opinion, dated as of the Effective Time, of Windels, Marx, Lane & Mittendorf, LLP (the “Company Tax Opinion”), reasonably satisfactory in form and substance to the Company, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and (ii) a copy of the Parent Tax Opinion. Parent shall have received (i) a written opinion, dated as of the Effective Time, of McCarter & English, LLP (the “Parent Tax Opinion”), reasonably satisfactory in form and substance to Parent, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and (ii) a copy of the Company Tax Opinion. In connection therewith, each of Parent and the Company shall deliver to such counsel representation letters, in each case in form and substance reasonably satisfactory to such counsel and dated the date of such opinions, on which such counsel shall be entitled to rely.
(e)    Listing of Shares. The shares of Parent Common Stock which shall be issuable to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

Section 7.02	Conditions to the Obligations of Parent Under this Agreement.
The obligations of Parent under this Agreement shall be further subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties; Performance of Obligations of the Company. Except for those representations and warranties that are made as of a particular date, the representations and warranties of the Company contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date. The Company shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.
(b)    Certificates. The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in Section 7.02(a) as Parent may reasonably request.
(c)    Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.01(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material (i) to the Company and its Subsidiaries taken as a whole or (ii) to the Parent and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.02(c) shall contain any term or condition which would have a material adverse impact on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(d)    Required Steps. The Company’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.
(e)    FIRPTA. The Company shall have delivered to Parent a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

Section 7.03	Conditions to the Obligations of the Company Under this Agreement.
The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties; Performance of Obligations of Parent. Except for those representations and warranties that are made as of a particular date, the representations and warranties of Parent contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of Parent contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date. Parent shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.
(b)    Certificates. Parent shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in Section 7.03(a) as the Company may reasonably request.
(c)    Required Steps. Parent’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.
ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.01	Termination.
This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the matters presented in connection with the Merger:
(a)    by mutual consent of the Parties;
(b)    by either Parent or the Company upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this

Section 8.01(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;
(c)    by either Parent or the Company, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-Off Date”) or such later date as shall have been agreed to in writing by Parent and the Company, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;
(d)    by either Party if the shareholders of the Company shall have voted at the Company Shareholders’ Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;
(e)    by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of representation or warranty, together with all other such breaches, (i) would entitle the Party receiving such representation not to consummate the transactions contemplated hereby under Section 7.02(a) of this Agreement (in the case of a breach of a representation or warranty by the Company) or Section 7.03(a) of this Agreement (in the case of a breach of a representation or warranty by Parent) or (ii) would constitute a Material Adverse Effect with respect to the Party committing such breach or breaches;
(f)    by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;
(g)    by the Company, if, prior to receipt of the Company Shareholder Approval, the Company has received a Superior Proposal, and in accordance with Section 5.03 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, the Company (i) pays to Parent the Termination Fee and (ii) delivers to Parent a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to Parent and shall irrevocably waive any right the releasing parties may have to challenge the payment to Parent of the Termination Fee;
(h)    by Parent if (i) prior to receipt of the Company Shareholder Approval, the Company or the Company’s Board of Directors (or any committee thereof) has (A) effected a Company Subsequent Determination or approved, adopted, endorsed or recommended any

Acquisition Proposal, (B) failed to make the Company Board Recommendation, withdrawn the Company Board Recommendation or failed to publicly re-affirm the Company Board Recommendation within five days after receipt from Parent of a written request to do so, (C) breached the terms of Section 5.03 of this Agreement in any material respect adverse to Parent, or (D) in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 10% or more of the outstanding shares of the Company’s Common Stock, recommended that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act or (ii) any other event occurs that gives rise to the payment of a Termination Fee pursuant to Section 8.05 of this Agreement;
(i)    by Parent if the conditions set forth in Section 7.01 and Section 7.02 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-Off Date;
(j)    by the Company if the conditions set forth in Section 7.01 and Section 7.03 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-Off Date; or
(k)    by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire board, at any time during the five day period commencing on the day after the Determination Date, if both of the following conditions are satisfied:
(1)    the Parent Common Stock Average Price on the Determination Date shall be less than $8.8860 (the “Base Amount”); and
(2)    the number (rounded to four decimals) obtained by dividing the Parent Common Stock Average Price on the Determination Date by the Parent Initial Price (the “Parent Ratio”) shall be less than (ii) the number (rounded to four decimals) obtained by dividing the Final Index Price on the Determination Date by the Initial Index Price and subtracting 0.20 from the quotient in this clause (2)(ii) (such number being referred to herein as the “Index Ratio”;
Notwithstanding the foregoing, if the Company elects to exercise its termination right pursuant to this subsection (k), it shall give prompt written notice to Parent. During the seven-day period commencing with its receipt of such notice, Parent shall have the option of increasing the Per Share Common Stock Consideration to be received by the holders of Company Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Base Amount multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Common Stock Average Price, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. If Parent makes an election contemplated by the preceding sentence within such seven-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (k) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the equivalent Exchange Ratio as adjusted pursuant to this subsection

For purposes of this subsection (k) the following terms shall have the following meanings:
“Final Index Price” means the average (rounded to four decimals) of the daily closing prices of the Nasdaq Bank Index for the 20 consecutive full trading days immediately preceding the Determination Date.
“Initial Index Price” means $3,644.1696.
“Parent Common Stock Average Price” means the average (rounded to four decimals) of the daily closing sales prices of Parent Common Stock as reported on the NASDAQ Global Select Market (as reported in an authoritative source chosen by Parent) for the 20 consecutive full trading days in which such shares are quoted on the NASDAQ Global Select Market ending at the close of trading on the Determination Date.
“Parent Initial Price” means $11.1075
If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the Parent Common Stock Average Price shall be appropriately adjusted for the purposes of applying this Section 8.0 l(k).

Section 8.02	Effect of Termination.
In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Section 8.01, Section 8.02, Section 8.05 and Article IX of this Agreement, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive any termination of this Agreement and (ii) in the event that such termination is effected pursuant to Section 8.01(e) or Section 8.01(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

Section 8.03	Amendment.
Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.04	Extension; Waiver.
At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.05	Termination Fee; Expenses.
(a)    In the event that
(i)    this Agreement is terminated by the Company pursuant to Section 8.01(g) of this Agreement or by Parent pursuant to Section 8.01(h) of this Agreement, then the Company shall pay to Parent immediately upon such termination, by wire transfer of immediately available funds, the sum of $1,890,000 (the “Termination Fee”); or
(ii)    an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors, (A) this Agreement is thereafter terminated (1) by Company or Parent pursuant to Section 8.01(c) or Section 8.01(d) of this Agreement or (2) by Parent pursuant to Section 8.01(e) or Section 8.01(f) of this Agreement, and (B) within twelve (12) months following such termination the Company enters into a definitive agreement with respect to an Acquisition Proposal, or consummates an Acquisition Transaction, then the Company shall pay to Parent, upon the first to occur of such execution or consummation, by wire transfer of immediately available funds, the Termination Fee. For purposes of this clause (ii) of this Section 8.05(a), the term “Acquisition Proposal” and “Acquisition Transaction” shall have the meanings ascribed thereto in Section 5.03(e)(i) of this Agreement except that references in Section 5.03(e)(i) to “25%” shall be replaced by “50%”.
(b)    Parent shall be reimbursed by the Company for all attorneys’ fees, costs and other expenses incurred by Parent in connection with enforcing its rights to the Termination Fee.

ARTICLE IX
GENERAL PROVISIONS

Section 9.01	Interpretation.
(a)    The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(b)    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(c)    The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.
(d)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(e)    A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.
(f)    A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
(g)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(h)    All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
(i)    The terms of this Section 9.01 shall apply to the Company Disclosure Schedule and Schedule 6.21 delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein.

Section 9.02	Nonsurvival of Representations, Warranties and Agreements.
None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time, including, but not limited to, Article II, Sections 6.02(g), 6.07, 6.08, 6.09, 6.10 and Article IX of this Agreement and the Confidentiality Agreement.

Section 9.03	Expenses.
Except as otherwise provided in Section 8.05 of this Agreement and in this Section 9.03, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. In the event that this Agreement is terminated for any reason, the Parties agree to reimburse each other to the extent necessary such that all out-of-pocket costs (excluding the payment of professional fees) incurred in printing the Proxy Statement and in mailing the Proxy Statement to shareholders of the Company shall be shared equally by Parent and the Company.

Section 9.04	Notices.
All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) if by email or telecopier, upon written confirmation of receipt, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) on the first Business Day following the date of dispatch if delivered by an express courier with confirmation of receipt. All notices hereunder shall be delivered to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to Parent, to:

Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, New Jersey 07078
Attn: Kevin Cummings, Chairman and Chief Executive Officer
Email: kcummings@investorsbank.com
Telecopier: (973) 924-5192

with a copy (which shall not constitute notice) to:

Brian F. Doran, Esq.
Executive Vice President and General Counsel Investors Bancorp, Inc. 101 JFK Parkway
Short Hills, New Jersey 07078 Email: bdoran@investorsbank.com
Telecopier: (973) 218-9182

and

McCarter & English, LLP
100 Mulberry Street

Four Gateway Center
Newark, New Jersey 07102
Attn: Veronica H. Montagna and Michael M. Horn
Email: vmontagna@mccarter.com and mhorn@mccarter.com
Telecopier: (973) 297-3758 and (973) 297-3817

and

if to the Company, to:

Gold Coast Bancorp, Inc.
2929 Expressway Drive North
Islandia, New York 11749
Attn: John Tsunis, Chairman and Chief Executive Officer
Email: Jtsunis@gcbny.com
Telecopier: (631) 439-0911

with a copy (which shall not constitute notice) to:

Windels, Marx, Lane & Mittendorf, LLP
120 Albany Street
New Brunswick, New Jersey 08901
Attn: Robert A. Schwartz, Esq.
Email: rschwartz@windelsmarx.com
Telecopier: (732) 846-8877

Section 9.05	Counterparts; Facsimile.
This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile or pdf transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

Section 9.06	Entire Agreement.
This Agreement (including the documents, the disclosure schedules and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 9.07	Governing Law.
This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law.

Section 9.08	Severability.
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.09	Press Releases and Public Announcements.
Any public announcement, including any press release or any announcement to employees, customers, suppliers or others having dealings with the Company and its Subsidiaries, or similar publicity with respect to this Agreement or the transactions contemplated hereby will be made at such time and in such manner as Parent will determine, in consultation with the Company, and approve (with such approval not to be unreasonably withheld, delayed or conditioned), or as determined upon the advice of counsel to be required by applicable Law or the rules and requirements of the Nasdaq Global Select Market as the case may be. Notwithstanding the foregoing, Parent and the Company agree that any press releases announcing the execution of this Agreement or the Closing will be in a form prepared by Parent and reviewed and approved by the Company (with such approval not to be unreasonably withheld, delayed or conditioned) and will be made on the day of execution of this Agreement (or as soon thereafter as is practicable) and on the Closing Date (or as soon thereafter as practicable), respectively.

Section 9.10	Assignment; Parties in Interest; No Third Party Beneficiaries.
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties, the Company’s Bank and Parent’s Bank and their respective successors and assigns. Except as otherwise expressly provided in Section 6.08 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties, the Company’s Bank and Parent’s Bank any rights or remedies hereunder. Except as otherwise expressly provided in Section 6.08 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than Parent and the Company any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.11	Definitions.
(a)    For purposes of this Agreement, the following terms shall have the following meanings:
“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New York are authorized or required to be closed.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.
“GAAP” means, for any Person, accounting principles generally accepted in the United States, as
“Knowledge” means, with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in the Exchange Act and the rules and regulations of the SEC thereunder) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any federal or state banking regulator or any other material written notice received by an executive officer of that Person. For purposes hereof, the executive officers of Company shall consist of John Tsunis, Chairman and CEO, James Johnis, President and COO and Catherine Califano, Executive Vice President and CFO.
“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local constitution, statute, law, principle of common law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision, or treaty of any Governmental Entity.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.
“Material Adverse Effect” means any event, effect, condition, change, occurrence, development or state of circumstances, individually or in the aggregate, that (i) is material and adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, or (ii) materially impairs the ability of either Parent or the Company to perform its obligations under this

Agreement or otherwise materially threaten or materially impede the consummation of the Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) changes, after the date hereof, in economic conditions generally affecting banks and bank holding companies, including changes in the general level of market interest rates, or general market, economic, financial, capital markets or political or regulatory conditions in the United States; (b) changes, after the date hereof, in national or international political conditions, including the escalation of war or major hostilities by the United States, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of terrorist attacks upon or within the United States; (c) changes after the date hereof in GAAP or regulatory accounting requirements generally applicable to banks and bank holding companies or in the interpretation or enforcement thereof; (d) changes after the date hereof in Laws or other binding directives issued by any Governmental Entity of general applicability to banks and bank holding companies; (e) any failure, in and of itself, by the Company or Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (f) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) with the prior written consent of the other Party or as otherwise required by this Agreement; further provided, however, that the effect of any of the changes described in clauses (a) through (d) will not be excluded from the definition of “Material Adverse Effect” to the extent they have a disproportionate impact on the Company and its Subsidiaries as a whole or Parent and its Subsidiaries as a whole, as the case may be, on the one hand, as compared to similarly situated companies in the banking industry, on the other hand.
“Most Recent Balance Sheet” means the most recent balance sheets included within the Company Financial Statements.
“New Jersey Banking Law” means the New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder.
“New Jersey Department” means the Department of Banking and Insurance of the State of New Jersey, and where appropriate shall include the Commissioner of the Department of Banking and Insurance of the State of New Jersey.
“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.
“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s, warehousemen’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof; (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP; (c) purchase money Liens and Liens securing rental payments under capital lease arrangements; (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business; and (e) in the case of Owned Properties held by the Company or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records delivered to Parent’s counsel and which do not unreasonably restrict the use thereof in the Ordinary Course of Business.
“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, general or limited partnership, limited liability company, trust, estate, association, organization, labor union, joint venture, Governmental Entity or other entity.
“Subordinated Notes” means the aggregate $13,500,000 Gold Coast Bancorp, Inc. 6.50% Fixed to Floating Rate Subordinated Notes Due October 1, 2027
“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes. For the avoidance of doubt, the Company’s Bank and each of its Subsidiaries constitute Subsidiaries of the Company and Parent’s Bank and each of its Subsidiaries constitute Subsidiaries of Parent.
(b)    The following terms are defined in the following sections of this Agreement:

401(k) Plan	6.07(c)	Cash/Stock Consideration	1.05(b)
Accounting Firm	3.06(a)	CERCLA	3.17(h)
Acquisition Proposal	5.03(e)(i)	Certificate of Merger	1.02
Acquisition Transaction	5.03(e)(i)	Certificates	1.04(c)
Advisory Board	6.21	Charitable Foundation	6.22
Advisory Firm	3.07	Claim	6.08(a)
Aggregate Exposure	5.01(r)	Closing	1.02
Aggregate Merger Consideration	1.04(c)	Closing Date	1.02
Agreement	Preamble	Closing Notice	1.02
Bank Merger	1.14	Code	1.12
Bank Merger Agreement	1.14	Company	Preamble
Base Amount	8.01(k)	Company Benefit Plans	3.11(a)
BCL	1.01	Company Board Recommendation	3.03(a)
BHCA	3.01(a)	Company Common Stock	1.04(a)
Boenning	3.07	Company Contract	3.14
Burdensome Condition	6.01(b)	Company Disclosure Schedule	Article III
Cash Consideration	1.04(a)	Company Employees	6.07(a)
Cash Election	1.05(b)	Company Financial Statements	3.06(a)
Cash Election Shares	1.05(a)	Company Pension Plans	3.11(a)

Company Property	3.16(a)(ii)	IRS	3.10(a)
Company Regulatory Agencies	3.05	IT Assets	3.25(i)
Company Regulatory Reports	3.05	KBW	3.07
Company Severance Agreements	6.10(a)	Lending Manual	5.01(r)
Company Shareholder Approval	5.03(a)	Licensed Intellectual Property	3.25(i)
Company Shareholders’ Meeting	6.03	Loan	3.20(a)
Company Stock Compensation Plans	1.07	Loan Property	3.17(h)
Company Subsequent Determination	5.03(b)	Mailing Date	1.05(b)
Company Tax Opinion	7.01(d)	Merger	Recitals
Company Welfare Plans	3.11(a)	Merger Consideration	1.04(c)
Company’s Bank	Recitals	Mixed Election	1.05(b)
Comparable Position	6.10(a)	Non-Election	1.05(b)
Confidentiality Agreement	5.03(a)	Non-Election Shares	1.05(a)
Constituent Corporation	Preamble	Notice of Superior Proposal	5.03(b)
Covered Person	3.19	Old Stock Options	1.07
CRA	3.13(b)	Option Cancellation Amount	1.07
Cut-Off Date	8.01(c)	Option Grant Agreement	1.07
Departments	3.11(u)	OREO	3.20(b)
Derivatives Contract	3.23(b)	Owned Intellectual Property	3.25(i)
Determination Date	1.02	Owned Property	3.16(a)(i)
DFS	1.14	Parent	Preamble
DGCL	1.01	Parent Common Stock	1.04(a)
Dissenting Shareholder	1.15	Parent Common Stock Average
Dissenting Shares	1.15	Price	8.01(k)
DOL	3.11(b)	Parent Financial Statements	4.06
DPC Shares	1.04(b)	Parent Initial Price	8.01(k)
Effective Time	1.02	Parent Plans	6.07(a)
Election Deadline	1.05(c)	Parent Preferred Stock	4.02(a)
Election Form	1.05(b)	Parent Ratio	8.01(k)
Election Form Record Date	1.05(b)	Parent Regulatory Agencies	4.05
Environmental Laws	3.17(h)	Parent Reports	4.07(a)
Environmental Matters	3.17(h)	Parent Stock Incentive Plans	4.02(a)
ERISA	3.11(a)	Parent’s Bank	Recitals
ERISA Affiliate	3.11(a)	Parent Tax Opinion	7.01(d)
Exchange Act	3.05(b)	Participation Facility	3.17(h)
Exchange Agent	1.06	Party	Preamble
Exchange Fund	2.01	Patents	3.25(i)
Exchange Ratio	1.04(a)	Per Share Common Stock
Filing Documents	6.01(c)	Consideration.	1.04(a)
Final Index Price	8.01(k)	Personal Property Leases	3.16(e)
FRB	3.04	Proxy Statement	3.04
Governmental Entity	3.04	RCRA	3.17(h)
High Risk Loans	3.20(f)	Real Property Lease	3.16(a)(ii)
Indemnitees	6.08(a)	Registered	3.25(i)
Index Ratio	8.01(k)	Registration	3.25(i)
Initial Index Price	8.01(k)	Regulated Substances	3.17(h)
Insurance Amount	6.08(b)	Regulatory Agreement	3.15
Intellectual Property	3.25(i)	Representatives	5.03(a)

S-4	3.04	Surviving Bank	1.14
SEC	3.04	Surviving Corporation	1.01
Securities Act	3.05(b)	Tax Return	3.10(h)
Shortfall Number	1.05(e)	Taxes	3.10(h)
Stock Consideration	1.05(a)	Termination Fee	8.05(a)(i)
Stock Conversion Number	1.05(a)	Trade Secrets	3.25(i)
Stock Election	1.05(b)	Trademarks	3.25(i)
Stock Election Number	1.05(a)	Trust Account Shares	1.04(b)
Stock Election Shares	1.05(a)	Voting Agreements	6.05
Stock Option	1.07	Work Permits	3.11(u)
Superior Proposal	5.03(e)(ii)

Section 9.12	Legal Proceedings; Specific Performance; No Jury Trial.
(a)    The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.04 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.
(b)    The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
[Signature Page Follows]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
INVESTORS BANCORP, INC.
By: /s/ Kevin Cummings
Name: Kevin Cummings
Title: Chairman and Chief Executive Officer
GOLD COAST BANCORP, INC.
By: /s/ John Tsunis
Name: John Tsunis
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]